As filed with the Securities and Exchange Commission on July 23, 1999

                                                   Registration Statement No.33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           CIRCLE GROUP INTERNET, INC.
                 (Name of Small Business Issuer in its Charter)

        Illinois                       7375                      36-4197173
 (State or other juris-            (Primary Standard          (I.R.S. Employer
diction of incorporation         Industrial Classifi-        Identification No.)
    or organization)                    cation)                 Code Number)


                                1101 Campus Drive
                               Mundelein, IL 60060
                                  847-837-8880
                             (Address and telephone
                               number of principal
                               executive offices)

                             Mr. Gregory J. Halpern
                               Mr. Frank K. Menon
                           Circle Group Internet, Inc.
                                1101 Campus Drive
                               Mundelein, IL 60060
                                  847-837-8880
            (Name, address and telephone number of agent for service)

                                 With a copy to:

                             Roxanne K. Beilly, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                           200 East Las Olas Boulevard
                                   Suite 1900
                         Fort Lauderdale, Florida 33331
                                 (305) 763-1200


         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. [ ]

         If delivery of this Prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].

---------------------------------------------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
                                                     Proposed                    Proposed
                                                     Maximum                     Maximum
Title of                   Amount                    Offering                    Aggregate Amount
Shares to be               to be                     Price Per                   of Offering           Registration
Registered                 Registered                Share (1)                   Price (1)             Fee

---------------------------------------------------------------------------------------------------------------------
Common Stock,
$.001 par value
per share                  1,569,200                 $10.00                     $15,692,000               $4363.00


---------------------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(b).

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

                           Circle Group Internet, Inc.

              Cross Reference Sheet for Prospectus Under Form SB-2

         Form SB-2 Item No. and Caption                                Caption or Location in Prospectus
         ------------------------------                                ---------------------------------
1.       Forepart of Registration                                      Cover Page; Cross Reference
         Statement and Outside                                         Sheet; Outside Front Cover
         Front Cover of Prospectus                                     Page of Prospectus

2.       Inside Front and Outside Back                                 Inside Front and Outside Back
         Cover Pages of Prospectus                                     Cover Pages of Prospectus

3.       Summary Information and                                       Prospectus Summary; Summary Financial
         Risk Factors                                                  Data; Risk Factors

4.       Use of Proceeds                                               Use of Proceeds

5.       Determination of Offering                                     Not Applicable
         Price

6.       Dilution                                                      Not Applicable

7.       Selling Security Holders                                      Selling Security Holders

8.       Plan of Distribution                                          Outside Front Cover Page of
                                                                       Prospectus; Plan of Distribution

9.       Legal Proceedings                                             Business - Legal Proceedings

10.      Directors, Executive Offi-
         cers, Promoters and Control
         Persons                                                       Management

11.      Security Ownership of Cer-
         tain Beneficial Owners and
         Management                                                    Principal Shareholders

12.      Description of Securities                                     Description of Securities

13.      Interest of Named Experts
         and Counsel                                                   Legal Matters; Experts


                                      iii


         Form SB-2 Item No. and Caption                                Caption or Location in Prospectus
         ------------------------------                                ---------------------------------

14.      Disclosure of Commission
         Position on Indemnifica-
         tion for Securities Act
         Liabilities                                                   Undertakings

15.      Organization within Last
         Five Years                                                    Business

16.      Description of Business                                       Business

17.      Management's Discussion                                       Management's Discussion and
         and Analysis and Plan of                                      Analysis of Financial Condition
         Operation                                                     and Results of Operations

18.      Description of Property                                       Business - Facilities

19.      Certain Relationships and                                     Certain Relationships and
         Related Transactions                                          Related Transactions

20.      Market for Common Equity                                      Market for Our Securities; Description
         and Related Stockholder                                       of Securities; Plan of Distribution -
         Matters                                                       Shares Eligible for Future Sale

21.      Executive Compensation                                        Management - Executive Compensation

22.      Financial Statements                                          Financial Statements

23.      Changes in and Disagree-
         ments with Accountants on
         Accounting and Financial
         Disclosure                                                    Not Applicable


         INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

SUBJECT TO COMPLETION DATED JULY 23, 1999

PROSPECTUS

                           CIRCLE GROUP INTERNET, INC.

                        1,569,200 SHARES OF COMMON STOCK

         THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE [6], IN DETERMINING WHETHER TO PURCHASE THE CIRCLE GROUP INTERNET, INC. COMMON STOCK.

         These shares of Common Stock are being offered by certain selling security holders identified in this Prospectus. We issued an aggregate of 1,569,200 of these shares of Common Stock in connection with sales by us of restricted securities to such selling security holders, or as compensation for services rendered to us. For additional information on these transactions, you should refer to the section entitled "Selling Security Holders" beginning on page [45]. We will not receive any portion of the proceeds from the sale of these shares.

         There is currently no public market for the shares. [ We have applied to have our Common Stock approved for quotation on the Nasdaq National Market under the symbol CGRP.] We do not know if our Common Stock will be approved for quotation on the Nasdaq National Market. Even if it is approved for quotation, we do not know if a public market will develop for our Common Stock in the future or, if it develops, whether or not it will be sustained.

=============================================================================================================
                                    Price to         Underwriting                    Proceeds to
                                    the Public       Discounts and Commissions       the Selling Shareholders
-------------------------------------------------------------------------------------------------------------
Per Share.................
Total.....................        SEE TEXT ABOVE     SEE TEXT ABOVE                  SEE TEXT ABOVE
=============================================================================================================

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                      The date of this Prospectus is , 1999

                                TABLE OF CONTENTS
                                                                        Page No.
                                                                        --------
Prospectus Summary ..................................................
Summary Financial Data ..............................................
Risk Factors ........................................................
Use of Proceeds .....................................................
Capitalization ......................................................
Management's Discussion and Analysis of Financial Condition
    and Results of Operations .......................................
Business  ...........................................................
Management ..........................................................
Indemnification of Officers and Directors ...........................
Certain Relationships and Related Transactions.......................
Principal Shareholders ..............................................
Market For Our Securities ...........................................
Selling Security Holders ............................................
Plan of Distribution ................................................
Description of Securities ...........................................
Legal Matters .......................................................
Experts .............................................................
Index to Financial Statements .......................................


         An electronic version of this Prospectus is available on a special Web site at www.circlegroupinternet.com.

         You should rely only on the information provided in this Prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state were the offer is not permitted. You should not assume that the information in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                               PROSPECTUS SUMMARY


         This summary highlights some information from this Prospectus. It may not contain all the information that is important to you. To understand this offering fully, you should carefully read the entire Prospectus, including the risk factors and financial statements. Unless otherwise indicated, all information in this Prospectus gives pro forma effect (i) to the one for two forward split of our Common Stock effective July 22, 1999 (unless specifically stated to the contrary) and (ii) our acquisition of CIG Securities, Inc. See "Business - Our e-finance Division."

Special Note Regarding Forward-Looking Statements

         Some of the statements under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operation," "Business," and elsewhere in this Prospectus are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our, or our industry's results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this Prospectus.

         In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms, or other comparable terminology.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We do not assume responsibility for the accuracy or completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this Prospectus to conform them to actual results.

Our Business

         We are an Internet company with e-finance, Web site design and multimedia, and e-tailer divisions. Our e-finance division utilizes electronic mail and the Web to offer and sell securities to our members in private placements, and to our members and other online investors in public offerings. We focus our e-finance efforts on Internet companies as well as traditional "brick and mortar" companies that are expanding their business through the use of the Internet.

         Our Web site design and multimedia division creates distinctive Web sites, and develops and markets marketing software, multimedia content, and our Web-O-Matic private label digital browser. The browser is designed to be a portal and delivery system to provide service and advertising to Internet users, and create dial-up service revenues which can be shared with our clients.

         Our e-tailer division includes On-Line Bedding Corporation ("On-Line Bedding"), a manufacturer and distributor of pillows, blankets, and other bedding products. On-Line Bedding sells its products by traditional means to commercial and institutional customers, and is expanding to include an e-commerce Web site at www.onlinebedding.com where it will offer its products online direct to the public at wholesale prices.

         We are an Illinois corporation. Our executive offices are located at 1101 Campus Drive, Mundelein, Illinois 60060. Our telephone number is (847) 837-8880. Our Web sites are located at www.circlegroupinternet.com., www.justdoit.net, [www.cgisecurities.com] and www.onlinebedding.com. The information on our Web sites is not a part of this Prospectus. [Our regulated activities are carried out through our wholly owned subsidiary, CIG Securities, Inc. ("CIG Securities") which is a broker-dealer licensed with the Securities and Exchange Commission (the "SEC") and a member of the National Association of Securities Dealers, Inc. (the "NASD").] The terms "Circle Group", the "Company," "we," "our" and "us" refer to Circle Group Internet, Inc. and our subsidiaries [CIG Securities], On-line Bedding, and PPI Capital Corporation ("PPI"). The term "you" refers to a prospective investor.

                             SUMMARY FINANCIAL DATA


         The following table summarizes the financial data for our business. The net income (loss) per common share and the weighted average of shares outstanding do not give pro forma effect to our one for two stock split effective July 22, 1999. As stated elsewhere in this Prospectus, all other share information has been adjusted to give pro forma effect to this event. You should also read the audited and unaudited historical financial statements and the compiled pro forma condensed consolidated financial statements included elsewhere in this Prospectus. The accompanying compiled pro forma condensed consolidated financial statements are based on the assumptions and adjustments described in the accompanying notes which we believe are reasonable. The compiled pro forma condensed consolidated financial statements do not purport to represent what the combined results of operations actually would have been if the acquisitions of On-Line Bedding and PPI had occurred as of December 31, 1998 instead of the actual dates of consummation, or what the financial position and results of operations would be for any future periods. The compiled pro forma condensed consolidated financial statements and accompanying notes should be read in conjunction with the audited and unaudited historical financial statements of Circle Group Internet and On-Line Bedding included elsewhere herein.

Statement of Operations Data:

                         Three Months Ended March 31,                          Year Ended December 31,
                           1999             1998                         1998                        1997
                           ----             ----                         ----                        ----
                                (unaudited)                   Historical        Pro forma          Historical
Revenues                 $    494,202     $   35,432          $  338,333          $1,121,046        $  282,362
Net Income (loss)        $     74,887     $  (14,319)         $   26,330          $  104,312        $   24,001
Net Income (loss) per
   Common Share          $       .019     $  (  .004)         $     .007          $     .028        $     .007
Weighted average shares
   outstanding              3,938,012      3,500,000           3,516,164           3,716,164         3,500,000


Balance Sheet Data:

                                    March 31, 1999                     December 31, 1998
                                    --------------                     -----------------
                                      (unaudited)            Historical                  Proforma
Current Assets                      $2,520,979                $1,031,532                $1,134,672
Total Assets                        $2,947,953                $1,057,436                $1,181,346
Total Liabilities                   $  166,006                $   14,820                $  137,776
Working Capital                     $2,358,138                $1,019,937                $1,000,121
Stockholders Equity                 $2,781,887                $1,042,616                $1,043,570


                                  RISK FACTORS


         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below may not be the only ones we will face. Additional risks and uncertainties not presently known to us, or that we currently deem not material, may also impair our business operations. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely effected. In such case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

Special Note About Forward Looking Statements

         We make statements in this Prospectus that are considered "forward-looking statements." Sometimes these statements contain words such as "may," "believe," "expect," "continue," "intend," or other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other factors that could cause our actual performance or achievements to be materially different from those we project. The following factors, among others, could cause materially different results from those anticipated or projected:

         *        successful implementation of our growth strategy;
         * competition, including the introduction of new products or services by our competitors;
         *        unanticipated trends in our business;
         *        technological innovations;
         *        regulations regarding the Internet;
         *        regulations related to e-finance;
         *        inability to carry out marketing and sales plans;
         *        inability to obtain capital for future growth;
         *        loss of key executives;
         * other risk factors set forth under "Risk Factors" in this Prospectus; and
         *        general economic and business conditions.

         We do not have a policy of updating or revising forward-looking statements, and it should not be assumed that silence by us over time means that actual events are bearing out as estimated in such forward-looking statements.

Limited Operating History

         We have a limited operating history. Our revenues historically have been derived from the sale of our Web-based marketing software products. We have only recently formed our e-finance division through the acquisition of CIG Securities. We have only recently completed development of our private label digital browsers. While On-Line Bedding has been in operation since 1981, we have only recently acquired the company and are in the process of integrating its historical operations into ours, as well as expanding its operations through the launch of an e-commerce site. Investors, therefore, only have limited information upon which an evaluation of our business and operations can be based. Our business must be considered in light of the risks, expenses, and problems frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as the Internet and e-finance. Specifically, such risks include our failure to anticipate and adapt to a developing market, the rejection of our services and products by Internet consumers, development of equal or superior services or products by competitors, the failure of the market to adopt the Internet as a commercial medium, and the inability to identify, attract, retain, and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks.

Dependence on the Internet

         The success of our services and products will depend in large part upon the continued development and expansion of the Internet. The Internet has experienced, and is expected to continue to experience, significant, geometric growth in the number of users and the amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols (for example, the next-generation Internet Protocol) to handle increased levels of Internet activity, or due to increased governmental regulation. There can be no assurance that the infrastructure or complementary services necessary to make the Internet a viable commercial marketplace will be developed, or, if developed, that the Internet will become a viable commercial marketplace for services and products such as those we offer. If the necessary infrastructure or complementary services or facilities are not developed, or if the Internet does not become a viable commercial marketplace, our business, results of operations, and financial condition will be materially adversely effected.

Government Regulation of the Internet and Legal Uncertainties

         Other than regulations related to CIG Securities and our activities as a broker-dealer as described below, we are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally. There are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing, characteristics, and quality of products and service. The Telecommunications Reform Act of 1996 imposes criminal penalties on anyone who distributes obscene, indecent, or patently offensive communications on the Internet. Other nations, including Germany, have taken actions to restrict the free flow of material deemed to be objectionable on the Internet. The adoption of any additional laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for our services and products, and increase our cost of doing business or otherwise have an adverse effect on our business, results of operations and financial condition. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, libel, and personal privacy is uncertain and will take years to resolve. Any such new legislation or regulation could have a material adverse effect on our business, results of operations, and financial condition.

Regulation of CIG Securities

         The securities industry is subject to extensive regulation at both the federal and state levels by various regulatory organizations charged with protecting the interests of customers. In addition, organizations such as the SEC and NASD require strict compliance with their rules and regulations. Failure to comply with any of these laws, rules or regulations could result in fines, suspensions or expulsion, which could have a material adverse effect upon us. In addition, we are focusing our e-finance efforts in an emerging area of Internet investment banking, and we do not know if new rules or regulations will be adopted by the SEC or the NASD which might have the effect of limiting or eliminating our ability to operate our e-finance division as presently contemplated. As we believe a significant portion of our future growth will be tied to our e-finance division, any new restrictions on our ability to conduct our business in this division as presently contemplated would materially and adversely effect our future growth.

Intense Competition

         Our e-finance division will be competing against many well known, established Internet investment bankers including Wit Capital Corporation and W.R. Hambrecht & Co. Our management has limited experience in the investment banking field and e-finance is still an emerging segment of the investment banking industry. Many of our current and future competitors will have greater name recognition, more experience, and be better capitalized than we are. In addition, our ability to attract potential clients is based, in part, on our success with prior transactions in which we have assisted companies in raising capital. As we have only recently expanded into this division, we must still develop a track record on which our future clients can evaluate our likelihood of success in assisting them to raise capital.

         In addition, the market for Internet services and products, such as those offered by our Web design and multimedia division, is intensely competitive. Since there are no substantial barriers to entry, we expect competition in these markets to intensify. We believe that the principal competitive factors in these markets are name recognition, performance, ease of use, and functionality. Our existing competitors, as well as a number of potential new competitors, have longer operating histories in the Internet market, greater name recognition, larger customer bases and databases, as well as significantly greater financial, technical and marketing resources than we do. Such competitors may be able to undertake more extensive marketing campaigns and make more attractive offers to potential employees, distribution partners, advertisers, and content providers. Further, there can be no assurance that our competitors will not develop Internet services and products that are equal or superior to ours, or that they will achieve greater market acceptance than we do in the area of name recognition, performance, ease of use, and functionality. There can be no assurance that we will be able to compete successfully against our current or future competitors, or that competition will not have a material adverse effect on our business, results of operations, and financial condition.

         Lastly, our e-tailer division will compete against many other companies which sell bedding products on the Internet. While we believe On-Line Bedding, which has been direct marketing its products since 1981, will be able to effectively compete based upon its competitive pricing and dedication to customer service, we do not know for sure if its products will be attractive to e-commerce consumers.

Fluctuation in Securities Markets and Internet Securities

         We anticipate that a material portion of our revenues in the future will be generated by our e-finance division. These revenues are likely to be lower during periods of declining securities prices or securities markets inactivity in the sectors in which we focus. Our business will be particularly dependent upon the availability of capital in the public and private equity markets for companies in the Internet sector, the focus of our e-finance division. The stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. In addition, activity in the private equity market frequently reflects the trends in the public market. These broad market and industry fluctuations may adversely effect our ability to raise capital for our clients, regardless of the client's operating performance. As a result, our revenues from our e-finance division may be adversely effected during periods of declining prices or inactivity in the public market.

Hazards of an Internet-based Growth Strategy

         The growth in our revenues will depend largely on the development of our e-finance division. Our ability to grow this division is tied to the number and size of private placements or public offerings in which we participate as either a placement agent or an underwriter. Because we have no prior experience in investment banking, we do not know if we will be successful in developing this division. If we are unsuccessful in developing this division, our ability to increase our revenues and profits will be materially adversely effected.

Technological Change; Dependence on Recently Introduced and New Products, and Risk of Product Delays

         Our Web design and multimedia division competes in an industry which is characterized by rapidly changing technology, evolving standards, frequent new service product announcements, introductions, enhancements, and changing customer demands. These market characteristics can be made more difficult by the emerging nature of the Internet and the apparent need of companies from a multitude of industries to offer Internet-based products and services. Accordingly, our future success will depend in significant part on our ability to adapt to rapidly changing technologies, to adapt our services and products to evolving industry standards, and to continually improve the performance, features, and reliability of our services and products in response to both evolving demands of the marketplace, and competitive service and product offerings. Our failure to adapt to such changes and evolution would have a materially adverse effect on our business, results of operations, and financial condition.

Software Defects

         Existing services or products, or new releases by us, whether improved versions of existing services or products or introductions of new services or products, may contain undetected errors that require significant design modifications. This could result in a loss of customer confidence and user support, and potentially having a material adverse effect on our services and products and, consequently, our business, results of operations, and financial condition. We carry a claims made electronic errors and omission liability insurance in the amount of $1,000,000, and while we have never had a claim by a client, there can be no assurances that this insurance coverage would be sufficient in the future.

Risks Related to Efforts to Establish a Public Market for the Common Stock

         We have made application to The Nasdaq Stock Market for quotation of our Common Stock on the Nasdaq National Market System under the symbol CGRP. [Prior to this listing, there has been no public market for our Common Stock.] In connection with this application, [ ], [ ] and [ ], NASD member firms, have agreed to become market makers for our Common Stock. There are no assurances that our application for quotation of our Common Stock will be approved by The Nasdaq Stock Market. Even if it is approved, our ability to obtain a listing on The Nasdaq National Market, as well as the agreement of , and to become market makers for our Common Stock, there is no assurance that any meaningful market will be established in our Common Stock. Likewise, there are no assurances that or will remain market makers for our Common Stock, or that we will be able to attract additional NASD member firms to make a market in our Common Stock. The lack of a substantial market in our Common Stock may adversely effect your ability to sell shares of our Common Stock in the open market in the future.

         Generally, issuers whose securities are approved for listing on The Nasdaq Stock Market are either obtaining the listing in connection with an initial public offering (IPO) or

"moving up" to The Nasdaq Stock Market after trading in the over-the-counter markets, including on the OTC Bulletin Board. When initial trading is commenced in connection with an IPO, generally the managing underwriter and/or members of the underwriting syndicate are the primary market makers for the issuer immediately following the offering. As it is likely that clients of these firms purchased shares in the IPO, these market makers have an interest in assisting the issuer in establishing a meaningful trading market in its securities in order to provide future liquidity for the market makers' clients. Likewise, when an issuer "moves up" to The Nasdaq Stock Market from the OTC Bulletin Board, in most instances a preliminary, although in many instances a very limited, market has already been established for the issuer's securities, and the issuer has already attracted the support of several market makers. Because our Common Stock has not previously been traded in the over-the-counter markets, and the listing of our Common Stock on The Nasdaq National Market was not undertaken in connection with an IPO, we can make no assurances whatsoever that we will ever be successful in attracting or maintaining market makers for our Common Stock, or that a meaningful market for our Common Stock will ever be developed. The absence of any meaningful market in our Common Stock will adversely effect your future ability to sell the Common Stock.

Risks Related to Maintaining our Nasdaq National Market Listing

         In addition to continued compliance with certain corporate governance standards, in order to continue the listing of our Common Stock on The Nasdaq National Market we must meet certain maintenance standards, including:

         * Market capitalization (the total number of shares of Common Stock issued and outstanding times the bid price of the Common Stock) of at least $50 million or $50 million in total assets and $50 million in revenue;

         * A public float of at least 1.1 million shares (including shares held directly or indirectly by any of our officers, directors or 10% or greater shareholders);

         *        A market value of the public float of at least $15 million;

         *        A minimum bid price of our Common Stock of at least $5.00;

         *        At least four market makers for our Common Stock; and

         * At least 400 shareholders who are considered holders of at least 100 shares.

         If we fail to meet one or more of these continued listing requirements, our Common Stock could be delisted from The Nasdaq National Market. It is likely our Common Stock would then be quoted on the either the Nasdaq SmallCap Market or the OTC Bulletin Board. In the event our stock is traded on the OTC Bulletin Board, the market for our Common Stock would likely be reduced, transactions in our shares might be delayed, and prices for our Common Stock might be lower than otherwise could be attained. In this event, the future liquidity of our Common Stock could be materially and adversely impacted.

Securities and Exchange Commission Rules on "Penny Stocks"

         If we should fail to obtain a listing of our Common Stock on the Nasdaq National Market or Nasdaq Small-Cap Market, it is likely we would apply for a listing on the OTC Bulletin Board. In this event, trading in our Common Stock may be subject to rules which might adversely impact its liquidity. The SEC has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our Common Stock may be deemed to be a "penny stock." It would then be subject to rules that impose additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities, must have received the purchaser's written consent to the transaction prior to the purchase, and must provide certain written disclosure to the purchaser. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities, and may adversely effect the ability of holders of shares of our Common Stock to resell them.

Reliance on Management

         We are very dependent upon the management talent and experience of our executive officers. While we have entered into employment agreements with these individuals, and we are the beneficiary of a $5 million life insurance policy on the life of Mr. Gregory Halpern, the loss by us of the services of any of these individuals could have a material adverse impact on our business. See "Management."

Control of Common Stock by Management

         Mr. Gregory J. Halpern, our founder, Chairman and CEO, owns or controls an aggregate of 6,494,000 shares of Common Stock. Mr. Halpern and the other members of our management control approximately 75.8% of our issued and outstanding Common Stock. Our Articles of Incorporation do not provide for cumulative voting. As a result, our management is able to control the election of future Directors and management, our dividend policy and other major decisions such as wages, acquisitions, takeover responses and financing by us. See "Management," "Security Ownership of Certain Beneficial Owners and Management" and "Description of Securities."

Lack of Dividends

         We have never paid dividends on our Common Stock, and we do not contemplate paying any in the foreseeable future. It is anticipated that any earnings which may be generated from operations will be used by us to finance our growth. See Description of Securities."

Possible Rule 144 Sales by Existing Shareholders

         After the date of this Prospectus, 8,529,280 shares of our presently outstanding Common Stock, including the 6,494,000 shares owned or controlled by Mr. Gregory J. Halpern, our Chairman and Chief Executive Officer, are "restricted securities" for purposes of federal securities laws. Restricted securities are eligible for public sale only if registered under the Securities Act or if sold in accordance with Rule 144. Rule 144 provides, in part, that a person who is not an affiliate of the Company and who holds restricted securities for a period of one year may sell all or part of such securities in ordinary brokerage transactions, subject to certain volume limitations and the availability of current public information on the company. Likewise, our affiliates who have held restricted securities for a period of at least two years may sell such securities in ordinary brokerage transactions, subject to both volume limitations and availability of current public information on the company. We cannot predict the effect, if any, that any such sales of Common Stock, or the availability of such Common Stock for sale, may have on the market value of our Common Stock prevailing from time to time, assuming a market develops for the shares, of which there can be no assurance. Sales of substantial amounts of Common Stock by our shareholders, particularly if they are our affiliates, could have a material adverse effect upon the market value of our Common Stock. See "Description of Securities - Shares Eligible for Future Sale."

                                 USE OF PROCEEDS

         We will not receive any proceeds from the resale of our Common Stock by the selling security holders pursuant to this Prospectus.

                                 CAPITALIZATION


         The following table sets forth our capitalization at March 31, 1999 and has been derived from financial information appearing elsewhere in this Prospectus. See Financial Statements.

                                                               March 31, 1999
                                                               --------------
                                                                 (unaudited)
Debt:                                                           $   162,841
Long-term debt, less current portion                                  3,225
                                                                    -------
         Total debt                                             $   166,006
                                                                    -------
Stockholders' equity:
         Common Stock, $.0001 par value
         per share; 50,000,000 shares
         authorized; 8,160,880 shares issued
         and outstanding at March 31,
         1999                                                          408
Additional paid-in capital                                       2,656,872
Retained earnings                                                  124,607
                                                                 ---------
         Total stockholders' equity                              2,781,887
                                                                 ---------
Total Capitalization                                            $2,947,893

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with our financial statements and the notes thereto which appear elsewhere in this Prospectus. As PPI is a shell corporation with no revenues, while it is included in our consolidated financial statements for the three months ended March 31, 1999, we do not provide any separate information on this company.

Results of Operations

First Quarter of 1999 as Compared to First Quarter of 1998

Consolidated

         During the first quarter of fiscal 1999 we acquired On-Line Bedding. As a result of this acquisition, we recorded revenues and expenses from this corporation for the three months ended March 31, 1999, approximately 40% of the revenues for this quarter were attributable to On-Line Bedding. During the comparable quarter in fiscal 1998, our revenues were derived from the operations of our Web design and multimedia division which we discuss further in the sub-section entitled "Circle Group Internet" which appears below. Likewise, approximately 47% of the consolidated income from operations is attributable to On-Line Bedding. On-Line Bedding has historically incurred lower operating expenses than our Web design and multimedia division as a result of a smaller infrastructure. In addition, prior to our acquisition, On-Line Bedding was an "S" corporation and certain advances made to its shareholders were attributed to distributions and not general and administrative expenses. Approximately 50% of our consolidated net income is attributable to our Web design and multimedia division and the balance is attributable to On-Line Bedding.

         We anticipate revenues will continue to increase during the balance of fiscal 1999 in both our Web design and multimedia divisions and our e-tailer division. In addition, we presently anticipate that we will begin to report revenues from our e-finance division during the third or fourth quarters of fiscal 1999.

Circle Group Internet

         Revenues reported by this division were approximately $293,944 for the three months ended March 31, 1999, which include revenues from sales of our Web-based marketing software and private label digital browser, and are generally attributable to our Web design and multimedia division. These revenues increased approximately 730% in the first quarter of fiscal 1999 over the comparable period in fiscal 1998. This increase is primarily attributable to revenues associated with the development of a private label browser for which we received as partial compensation for our services a total of 272,000 shares of common stock in our client which was valued at $1.00 per share. This stock has not been registered under the Securities Act and, as we have no right to request the stock be registered and the issuer is a private company, this stock is illiquid. Accordingly, while we have recognized revenue associated with its issuance to us as required by generally accepted accounting principles (GAAP), we may never be able to liquidate the security and receive cash in its place. We anticipate that we will continue to accept restricted securities from time to time as partial payment for services rendered by our Web design and multimedia division. During the balance of fiscal 1999 we expect a continued increase in revenues from our Web design and multimedia division, including additional revenues from the continued develop of products which are described elsewhere in this Prospectus. Selling, general and administrative expenses in this division increased significantly for the three months ended March 31, 1999 ($208,874) from the comparable period in fiscal 1998 ($49,376) as a result of our growth and development. These additional expenses included costs associated with additional employees and product development. As we continue to expand our operations in this division during the balance of fiscal 1999, we anticipate selling, general and administrative expenses will continue to increase. This division reported net income of approximately $37,740 for the three months ended March 31, 1999 versus a net loss of approximately $14,319 for the comparable period in fiscal 1998.

On-Line Bedding

         Revenues reported by this corporation, which are attributable to our e-tailer division, were approximately $200,258 for the three months ended March 31, 1999. On-Line Bedding reported a gross profit of approximately 43% for this quarter, with a net income of approximately $50,651. We acquired On-Line Bedding in January 1999 and therefore we did not report any revenues or expenses from this corporation for the comparable quarter in fiscal 1998. We anticipate a launch of On-Line Bedding's e-commerce Web site during the third quarter of fiscal 1999. While we can offer no assurances, we believe this expansion of On-Line Bedding will result in increased revenues for our e-tailer division commencing in the fourth quarter of fiscal 1999.

Fiscal Year 1998 as Compared to Fiscal Year 1997

         During fiscal years 1998 and 1997 our operations were limited to the engineering, development and marketing of our Web-based software marketing tools, and the engineering and development of our private label digital browsers. During the last quarter of fiscal 1998 our management also devoted a significant portion of its time to our capital raising efforts. Accordingly, while our revenues increased approximately 19% for fiscal 1998 from fiscal 1997, the remaining results of our operations remained constant from one year to another.

Liquidity and Capital Resources

         At March 31, 1999 we had working capital of approximately $2,358,138, an increase of approximately $1,338,201, or approximately 131%, from December 31, 1998. This increase is attributable to the capital raised in our Regulation A offering (which closed in January 1999) in which we received net proceeds of approximately $2,300,000, and a Rule 506 private placement in which we received net proceeds of approximately $242,500. Subsequent to March 31, 1999, we concluded this first Rule 506 private placement and began and concluded a second Rule 506 private placement, both of which were made to accredited investors with whom we had a pre-existing relationship. We received net proceeds in the aggregate of approximately $13,192,000 from the second Rule 506 private placement. In addition to cash on hand, we have established a $1 million line of credit with a commercial bank. During the balance of fiscal 1999 we will make capital expenditures related to our move to new offices (including costs associated with leasehold improvements, furniture, fixtures, equipment and information technology systems) which we estimate will cost approximately $243,000 in the aggregate. Further, we anticipate on hiring an additional approximately 29 employees and will, accordingly, increase our payroll and general and administrative expenses. These additional expenses will be funded by our existing working capital until such time as our revenues increase proportionately. In the event we do not generate sufficient additional revenues to offset the expenses related to an increase in our payroll and general and administrative expenses, we will continue to fund the costs from our working capital. We anticipate the payroll and general and administrative costs associated with these additional employees will aggregate approximately $1,817,000 for the balance of fiscal 1999.

         We will also be funding the start-up of our e-finance division, and an expansion of our e-tailer division during the balance of fiscal 1999. We estimate these costs, which will be funded from our working capital, will be approximately $228,156 for our e-finance division and approximately $114,400 for our e-tailer division. During the balance of fiscal 1999, we anticipate our revenues will increase, including from fees to be earned by our e-finance division.^

         Other than our working capital and the line of credit, we do not presently have any additional sources of liquidity. However, we believe our existing resources are sufficient to fund our planned expansion during the balance of fiscal 1999 and into fiscal 2000.

Year 2000 Readiness Disclosure

         We are aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The Year 2000 issue relates to whether computer systems will properly recognize and process information relating to dates in and after the year 2000. These systems could fail or produce erroneous results if they cannot adequately process dates beyond the year 1999, and are not corrected. Significant uncertainty exists in the software industry concerning the potential consequences that may result from the failure of software to adequately address the Year 2000 issue. We have reviewed all software and hardware used internally by us in all support systems to determine whether they are Year 2000 compliant. Our software has already been upgraded by the manufacturer or was recently purchased and is Year 2000 compliant. We also intend to implement and test these solutions prior to any anticipated impact of the Year 2000 issue on our systems. We do not believe that the aggregate cost for the Year 2000 issue will be material. However, we cannot predict the effect of the Year 2000 issue on entities with which we transact business, and there can be no assurance that the effect of the Year 2000 issue on such entities will not have a material adverse effect on our business, financial condition, or results of operations. We will be formulating a contingency plan with respect to such entities with which we do business.

         In addition, we use third-party equipment, software and content, including non-information technology systems, such as our security system, building equipment and non-capital IT systems embedded micro controllers that may not be Year 2000 compliant. We are in the process of developing a plan to assess whether these third parties are adequately addressing the Year 2000 issue, and whether any of our non-IT systems have material Year 2000 compliance problems. Failure of such third-party equipment, software, or content to operate properly with regard to the Year 2000 and thereafter could require us to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on our business, results of operations, and financial condition.

                                    BUSINESS

         This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in these forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in "Risk Factors." We have no policy regarding the updating or revising of forward-looking statements, and thus it should not be assumed that silence by us over time means that actual events are bearing out as estimated in such forward looking statements.

Our History

         Our company's first business ventures were related to the development and marketing of search-engine positioning software which can be utilized as a marketing tool. In January 1999 we concluded a direct public offering of 1,000,000 shares of our Common Stock on the Internet through a Regulation A offering. We received $2.5 million in gross proceeds from this offering. We used a portion of these proceeds to fund expansion of our operations, including the development of our private label digital browser, costs associated with the acquisitions of On-Line Bedding and PPI, and the expansion of our infrastructure including investments in additional equipment and systems, leasehold improvements, and increased administrative costs related to the hiring and expenses of additional personnel. As a result of this offering, we developed our FUNDS-IN(TM) Program and entered into an agreement to acquire CIG Securities. Our e-finance division is being established to assist other companies in raising capital through private placements and direct public offerings utilizing the Internet. We have continued to expand our Web site design and multimedia division through the development of our private label digital browsers which serve as a portal and delivery system service to provide service and advertising to Internet users, and create dial-up service revenues which can be shared with our clients. We have also made several acquisitions which are described later in this section.

         Our additional capital raising activities have included two private placements of Common Stock. Between March 1, 1999 and March 15, 1999 we sold an aggregate of 129,800 shares of our Common Stock at $2.50 per share to a group of accredited investors with whom we had pre-existing relationship in a private placement exempt from registration under the Securities Act in reliance on
Section 4(2) and Rule 506, Regulation D of the Securities Act. We received $324,500 in gross proceeds from the sale of these shares. We used the proceeds from this offering for the launch of our e-finance division. Between April 1, 1999 and July 22, 1999, we sold an aggregate of 1,319,200 shares of our Common Stock at $10.00 per share to a group of accredited investors with whom we had pre-existing relationships in a private placement exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 506, Regulation D of the Securities Act. We received $13,192,000 in proceeds from the sale of these shares, which we intend to utilize for future growth and expansion, as well as general working capital. In connection with both of these private placements, we granted the purchasers certain registration rights and we have filed the Registration Statement of which this Prospectus forms a part in satisfaction of such registration rights.

         We have also consummated two acquisitions and a third accusation is pending. In January 1999, we acquired On-Line Bedding from Edward J. Halpern and his wife. On-Line Bedding, an Illinois corporation formed in 1981, was formerly known as HOS-Pillow Corp. Mr. Edward J. Halpern is one of our officers and directors and is the father of Mr. Gregory Halpern, our founder, Chairman and CEO. We issued 400,000 shares of our Common Stock for 100% of On-Line Bedding's stock. See "Certain Relationships and Related Transactions."

         In March 1999 we acquired a majority interest in the common stock of PPI, a shell corporation, from Gregory J. Halpern for a purchase price of $20,000. See "Certain Relationships and Related Transactions." We anticipate that we will use PPI as either a holding company, or as a candidate for a reverse merger with an operating entity.

         In March 1999, we also entered into an agreement, subject to regulatory approval, CIG Securities for $35,000 from an unaffiliated third party. CIG Securities, a broker-dealer registered with the SEC and a member in good standing of the NASD, had never commenced operations. This transaction, which will close upon our obtaining the necessary approvals for change of control from the NASD and the State of Florida, was structured so as to permit us to fully capitalize upon the opportunities of the FUNDS-IN(TM) Program. [It is anticipated that a membership interview will be conducted by the NASD within the near future at which time it is anticipated that we will receive the necessary approvals to consummate this pending acquisition. CIG Securities has already received approval to conduct business as a broker-dealer in 32 states under its pending new management.]

         Finally, on July 22, 1999, we effected a one for two forward split of our Common Stock, increasing the number of our issued and outstanding shares of Common Stock from 4,924,240 shares to 9,848,480 shares. As previously stated, unless specifically stated, all information in this Prospectus, unless specifically set forth to the contrary, gives pro forma effect to this split.

Our e-finance Division

         We believe the Internet is gradually changing the traditional models used by companies to raise private and public financing by opening up the equity markets to more individual investors. When we initially decided to raise capital for our own expansion, we found the process generally unfriendly to smaller companies, and the cost of the capital very high. We also became concerned that our management would spend such a significant amount of its time focusing on the capital raising efforts that our business development and operations might suffer. The more we learned about the traditional methods of raising capital through investment bankers and venture capitalists, the more we became to believe that an alternative should be made available to companies like ours which would allow the entrepreneur to complete the process in a timely and cost conscious fashion, while retaining control of his company and remaining focused on its business, operations, and growth.

         As a result of our own capital raising activities, we developed the FUNDS-IN(TM) program which is designed to assist small to mid-size companies raise equity capital in private placements or public offerings utilizing electronic mail and the Internet. CIG's e-finance activities will focus on the Internet sector and, more generally, on issuers seeking to market their stock offerings to online investors. CIG has established a Web site at www.cgisecurities.com to electronically market the public offerings. CIG will also offer and sell securities in private placements through both traditional investment banking methods as well as utilizing the Internet. In this regard, CIG has established a password-protected page of the Web site, accessible only to its members which have previously qualified as accredited investors, where it will post notices of private offerings which are available to its members.

         While sales of securities made through general public solicitations (like IPOs) are required to be registered under federal and state securities laws, offerings made privately to accredited investors are generally exempt from these registration requirements if conducted in accordance with the terms of Rule 506 of Regulation D of the Securities Act. The term "accredited investor" (as defined in the Securities Act) generally includes individuals whose income exceeded $200,000 annually in each of the past two years and who reasonably expect their income in the current year to also exceed $200,000, married couples whose joint income exceeded $300,000 annually in each of the past two years and who reasonably expect their joint income in the current year to also exceed $300,000, or individuals whose net worth exceeds $1,000,000. These private placements are a popular method of raising capital in the early stages of a company's development.

         In order to expand CIG's membership base, through its Web site CIG will solicit individuals who meet the "accredited investor" standards of the Securities Act. These accredited investors will be required to complete an on-line questionnaire which is designed to allow CIG, and any potential issuer of securities sold in a private offering by CIG, to have a reasonable basis to believe that the person meets the accredited investor test adopted under the Securities Act. The questionnaire may be completed on-line in a secured manner, or printed out and returned to CIG in hard copy format. CIG will then verify the information in the questionnaire to determine that the person is an accredited investor. Once a person is qualified and registered as an accredited investor with CIG, the person will be given a password which will allow the member to access a password-protected page in CIG's Web site where private offerings will be posted, and the member can access further information. However, the CIG Web site will only allow a member access to those private offerings which are posted subsequent in time to the accredited investor's qualification as a CIG member. In order to maintain its members privacy, CIG will only contact its members about new private offerings that are posted on CIG's Web site if the member has consented (as part of the questionnaire), and CIG will not release the names of its members to issuers making the private offering unless the member specifically consents to the release to a particular issuer. This release may be given on-line. CIG's membership is free and carries no obligation. CIG presently has approximately 23,120 accredited investors who are active members.

         CIG intends to offer its members the opportunity to invest in private placements made under Rule 506 of Regulation D in which it will act as the exclusive placement agent. Prior to making these investments available to its members, CIG will have undertaken substantially the same type of due diligence on the issuers as is generally conducted by other investment banking firms, so as to satisfy its obligations under applicable federal securities laws related to the accuracy and adequacy of the information about the issuer which is contained in the offering materials. Each issuer desiring to list a private offering on CIG's Web site will be required to agree to issue the securities in the private offering in strict compliance with Regulation D, and the obligation to assure compliance with Regulation D will rest on the issuer. CIG, in turn, is responsible for complying with the various federal and state rules, and regulations related to its activities as a broker-dealer in the offer and sale of the securities.

         CIG's basic procedures for offering and selling shares to its members in private placements will be as follows:

                  * Once the private offering memorandum has been completed by issuer's counsel, and reviewed and approved by CIG's counsel, CIG will post a Notice or Private Offering in a password protected page of its Web site. This page will be assessable only to its members who are previously qualified as accredited investors, and only after a sufficient time as elapsed between the member's registration and the inception of the private offering so that the registration as a member is not deemed to be a solicitation for a particular private offering.

                  * If a member is interested in receiving more information concerning the private offering, the member can contact the issuer directly or forward an indication of interest to CIG, either using an on-line electronic card (e-card) or printing out the e-card and returning the hard copy to CIG.

                  * CIG (or the issuer) will then provide the member with subscription documents for the private offering which will also contain instructions regarding payment for the subscription. The issuer will have previously established an escrow account with a commercial financial institution into which the subscription proceeds will be deposited, pending the acceptance of the subscription by the issuer. In all instances, the decision to accept or reject a subscription from a particular investor, or to limit the number of securities the investor has subscribed for, rests solely within the discretion of the issuer.

                  * Once the issuer has accepted the subscription, the escrow agent will send the subscription funds to the issuer who will in turn pay CIG a commission on the sale. CIG will not accept subscription proceeds or otherwise handle subscription funds for the issuers.

         At the beginning of each private offering in which CIG acts as placement agent, CIG and the issuer of the securities will enter into a placement agreement which will generally set forth the conditions of the offering, and the obligations of each party. The placement agreement will contain representations and warranties by the issuer as to the accuracy and adequacy of the information contained in the private offering memorandum. The placement agreement will also generally include a requirement that an opinion be given by the issuer's counsel regarding such matters as the validity of the issuance of the securities, the compliance of the offering with the requirements of Regulation D, and that the offering materials do not contain any material misstatements or material omissions (commonly referred to as a 10b-5 opinion). The placement agreement will also generally require that the issuer's independent auditors review the interim financial statements included in the private offering documents and provide an opinion, generally referred to as a "cold comfort" letter, that these interim financial statements appear to be prepared in conformity with GAAP.

         CIG's current fee structure provides that it will be paid a 6% commission on the sale of the securities in the private offerings in which it acts as exclusive placement agent. Unlike the customary practices in the industry for private placements in the $1 million to $5 million range, CIG's commission is below the 10% to 13% commission charged by other investment banking firms and CIG does not charge the issuer a "non-accountable" expense allowance, generally 3% of the offering proceeds. By utilizing an Internet based strategy for its e-finance business, CIG is able to significantly reduce its overhead and administrative costs which allows it to offer a reduced commission structure to issuers. CIG believes its fee structure will enable it to attract a wide variety of companies seeking assistance in raising capital privately which, in turn, will allow CIG to undertake only those private placements in which CIG, based upon its internal analysis of the issuer, its business, management and prospects, believes will have a greater than average likelihood of being successful following the closing of the offering. In this regard, the placement agreement will also generally grant CIG the right of first refusal for an IPO of the issuer, upon terms and conditions to be negotiated at the time of the IPO. CIG will only agree to act as a placement agent in private offerings in which it believes the issuer's business model and industry will provide an opportunity to undertake an IPO of the issuer in 12 to 18 months following the private placement.

         In addition, in the future CIG may elect to expand its e-finance activities to include public offerings. These public offerings could include those in which CIG does not act as an underwriter, but rather participates in the selling group with other NASD member firms as a "selected dealer," or offerings in which CIG acts as the underwriter. We anticipate CIG's basic procedures for offering and selling shares to individual investors in public offerings will begin with CIG placing a "tombstone" advertisement and a digital version of the preliminary prospectus on its Web site, which will include the names of the underwriters in the public offering. This page of the Web site will be accessible to CIG's members, as well as any other potential on-line investor. In cases where CIG does not act as an underwriter, its name will not appear on the "tombstone" advertisement or preliminary prospectus. Information will appear that CIG is not an underwriter of the securities, but is authorized to accept customer orders for the purchase of the securities. CIG will not purchase any securities from the issuer for resale, and will not participate in the management of the offering or perform any function normally performed by an underwriter or underwriting syndicate. The Web site will contain an e-card linked to each preliminary prospectus. A visitor to the site will be invited to complete and return the e-card to CIG indicating the visitor's interest in purchasing the security. In cases where CIG does not act as an underwriter, the securities will be sold through CIG as a "selected dealer" and CIG will receive a commission to be determined prior to the offering (but which will not exceed the usual and customary selling commission). Disclosure of these selling arrangements will be made to investors. We have not established general procedures as of this date in instances in which CIG may act as the underwriter.

         In order to maximize the potential of the FUNDS-IN(TM) Program, in March 1999 we agreed to purchase CIG Securities, a broker-dealer who is a member of the NASD. CIG Securities had been originally formed to take advantage of the developing Internet direct public offering service market, and while it had not commenced operations, it had secured the appropriate regulatory approval from the NASD and the State of Florida. As described above, we have submitted the documentation necessary to transfer those approvals to us, as well as to transfer the principal offices of CIG from Florida to our principal offices in Illinois. We do not presently anticipate that we will operate CIG Securities as a traditional brokerage firm, such as employing retail stock brokers, handling client investment accounts, and other activities normally undertaken by a broker-dealer. Rather, we acquired CIG Securities so that we might be permitted to structure the compensation from participants in the FUNDS-IN(TM) Program to provide the maximum benefit to us without running afoul of the various applicable federal and state securities laws which might apply to the FUNDS-IN(TM) Program. See "Government Regulation" below.

         Because Internet investment banking is an emerging area of review and regulation by federal securities regulators, in June 1999 our counsel submitted a "no-action" request to the SEC seeking assurance that CIG's proposed methods of conducting its e-finance business would not conflict various rules and regulations related to private offerings and direct public offerings. CIG's no-action request was patterned after those previously made by companies such as Wit Capital Corporation and IPONet. While the SEC has not responded to the no-action request as of the date of this Prospectus, based upon precedences previously established by other Internet investment bankers, we believe the SEC will concur with our counsel's conclusions in the no-action request that CIG's proposed method of conducting its e-finance business will not conflict with the applicable rules and regulations cited in the no-action request. We have included a copy of this no-action request as an exhibit to the registration statement of which this Prospectus is a part. We refer you to the information contained elsewhere in this Prospectus which provides instructions on how to receive copies of the exhibits to the registration statement.

Our Web Site Design and Multimedia Division

         Our Web site design and multimedia division engineers marketing tools, such as search engine positioning software, and has recently completed the development of our private label digital browser discussed below. We own all of our designs, software products, logos, names, applications and proprietary technologies. We internally develop and design each of our product's source codes, graphic interfaces, and Web designs.

         WEB-O-MATIC PRIVATE LABEL DIGITAL BROWSER was designed to serve as a portal and delivery system service to provide service and advertising to Internet users, and create dial-up service revenues which can be shared with our clients. We completed the engineering and development of our private label digital browser in August 1998, and have begun our initial market efforts. We market our private label digital browsers as an alternative to the Netscape and Internet Explorer (Microsoft) browsers which comprise the majority of all browsers used in the current Internet landscape. Both Netscape and Internet Explorer offer browsers which are nearly identical to their versions of five years ago, and provide no more benefit to the user than a means to view the Web. We developed our private label digital browser to provide clients a means to deliver front and back-end advertisements to those interested in what the client's company has to offer. The Web-O-Matic private label digital browser features include our automatic update feature, which finds changes on our servers and feeds the information to the user upon their initial daily start up. This feature permits a Web-O-Matic private label digital browser customer to deliver premium promotions, freebies, loss leaders, two-for-one sales and many other marketing and sales promotions, as well as information which its customers may want. The browser can also be customized with 22 defaults to pages selected by the customer, and can include a custom name, slogan or theme, use of licensee's color scheme, logo identity, and animated AVI (animated visual interface) in the upper right corner. As a result, however, of the both the recent introduction of this product and the intense competition in this field, from both Netscape and Microsoft, as well as many companies which have developed browsers, there can be no assurances that we will ever be successful in developing a market for this product.^

         The Zap Pow Submissions (TM) automated submission robot takes the burden out of manually listing Web sites in the search engines. In 48 hours or less, Zap Pow can accurately deliver the customers' site URL(s), keywords, and descriptions to the top 220 search engines and directories for $35 per URL.

         SearchFind (TM) repositions the user's Web site to the top two pages of a search engine as well as directing traffic to the user's Web site. A search engine permits Web browsers to find documents and/or Web sites that are relevant to their query, by locating actual words used in the query. The search engine result's list the documents by determining the relevancy of the words contained in the documents to the query. SearchFind (TM) selects the keywords contained in the user's Web site and introduces those keywords so that the search engines will deem the relevancy to be higher, and rank the Web site as more relevant to the consumer's query. The browsing tools, consisting of the query, creates a concise summary of the Web document, and permits the Web browsers to evaluate the relevancy of the Web document without taking the time to visit the Web site or to read the entire document. SearchFind (TM), depending on the speed of the relevancy-rating process for the search engine chosen by the Web browser, may elevate the user's Web site to a place of predominance in the search engine chosen.

Web design services

         Our Web design services include developing, maintaining and promoting a Web site with user-friendly interfaces. Our Web site designs can incorporate search engine technology, secured e-commerce transactions, elaborate statistic generators, multiple types of forms, animation, java, Shockwave, and sophisticated 3-D technology.

Our Current Projects

         As of the date of this Prospectus, we have been engaged to design and license our private label digital browser to a company for use in a "Disney" style entertainment Web-site.

The browser will be "Kids-Safe" and contain chat, e-mail, and banner-blocking and will also include a members-only chat room. A shopping cart will be designed to facilitate purchases of products and services, and the browser will also contain designed story-lines to combine entertaining characters and locations with the educational interactivity of the video game and electronic catalog. Our fee for this project was $35,000 and 272,000 shares of the client's common stock (which was approximately 4% of their issued and outstanding common stock). Our fees for design and licensing private label digital browser to other clients are anticipated to be substantially similar to those charged in this project.

         This client has also hired us to develop a comprehensive on-line and CD-ROM-based e-commerce catalog for its complete product line. The catalog will include animated representations of products such as shirts and hats, coloring books, musicals/books/tapes, software, toys, and other bundled products. In addition a virtual bank account will be developed in which the member (child or parent) can then store (save) money in their account, and spend it when they want to make a purchase from the e-catalog. The agreement provides that the client will pay us a total of $150,000 for the development of the CD-ROM game, plus an additional $90,000 to develop an iMAC version of the game. We will also be entitled to participate in the revenue stream the client might receive from the game, including 25% of royalties received, 25% of revenues received, 25% of licensing fees received, and 25% of profits, less sales costs on direct sales. Lastly, we will also develop an additional Web site to interact and connect with the original Web site and combine additional content and educational objectives. Our fee for this additional Web site is $20,000. We anticipate these projects will be completed during the fourth quarter of fiscal 1999.

Servers

         We own three duplicate server machines which house our Web sites. These server machines are located in two separate buildings which are placed 65 miles apart from each other, in an effort to avoid the complete immediate loss of our data as well as access to our Web site by our potential customers in the event of fire or theft. Both locations maintain fire and theft security systems that are continuously monitored.

         We maintain uninterruptible power supplies to prevent equipment damage which could occur during a power failure or a power company electrical surge. We have also installed a backup power generator on site to prevent any downtime in the event of any prolonged power company outages. We maintain comprehensive insurance coverage with A-rated carriers on our equipment and facilities in amounts we deem sufficient to substantially protect us from any loss.

         All 55 of our computer systems and servers are backed up each week with tape backup machines. Additionally, we maintain back-up disks of all our retail and developmental software programs and source codes which are kept in a fireproof safe. Our equipment is also protected with the latest virus prevention programs, and we maintain our own internal network which has been protected by an elaborate security system in an effort to protect the network, to the greatest extent possible, from piracy by "hackers." Finally, as of February 1999, we have implemented the necessary programs to become fully Y2K compliant.

Our e-tailer Division

         As previously discussed, we acquired On-Line Bedding in January 1999. On-Line Bedding has historically been a distributor of pillows, blankets, mattress pads, pillow protectors and mattresses to hospitals, nursing homes and hospitality facilities (such as hotels and motels). On-Line Bedding also distributes disposable airline sized pillows, disposable pillowcases, headrest covers, airline blankets, tray table covers, napkins, airsick bags, and hot and cold towels to transportation-based companies, including, airlines, railroads, and motor coach companies. On-Line Bedding's customers have included National Railroad Passenger Corp. (AMTRAK), Canadian Airlines, Saudi Arabian Airlines, Piedmont Airlines, USAirways, Sunworld International and Laker Airline.

         Subsequent to our acquisition of On-Line Bedding, we are in the process of developing an e-commerce site which will offer one, two, and four-pack quantities of pillows, blankets, mattress pads, quilts, mattresses, and similar product offerings at factory direct prices. We anticipate the site, www.onlinebedding.com, will be launched in September 1999.

         On-Line Bedding purchases its products from various wholesale manufacturers and contracts with third party manufacturers to produce its airline pillows and blankets. On-Line Bedding maintains several sources for its products and has never experienced any difficulty in obtaining raw materials. On-Line Bedding drop ships its products from manufacturers or wholesale suppliers in multiple locations in the United States to reduce freight costs for its customers.

         On-Line Bedding is on EDI (Electronic Data Interchange) with the United States military for a specialty pillow which is regularly purchased by the U.S. armed forces. This pillow is anti-bacterial, self-deodorizing and fire retardant and is covered with a zippered, vinyl pillow protector. On-Line Bedding is also the authorized pillow and related product vendor for Hospital Purchasing Service of Michigan, a group of 500-plus members in eight states of hospitals and nursing homes.

         On-Line Bedding has historically direct marketed its products through regular mailings of its catalog to existing customers, as well as hospitals, nursing homes, airlines, and university housing directors. We anticipate expanding our marketing efforts with the introduction of the e-commerce site to include traditional marketing methods including newspapers, magazines and similar print advertising, as well as Web-based marketing strategies such as Internet search engine listings, keyword targeting, affiliate linking and other on-line promotional strategies.

Our Intellectual Property

         Our success depends in part on our ability to protect our intellectual property. To protect our proprietary rights, we rely generally on copyright, trademark and trade secret laws, confidentiality and invention assignment agreements with employees, and license agreements with vendors and customers, although we have not signed such agreements in every case. Despite such protections, a third party could, without authorization, copy or otherwise obtain and use our content. We can give no assurance that our agreements with employees, consultants and others who participate in development activities will not be breached, or that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or independently developed by competitors.

         We pursue the registration of certain of our trademarks and service marks in the United States, although we have not secured registration of all our marks. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in such jurisdictions. In general, there can be no assurance that our efforts to protect our intellectual property rights through copyright, trademark and trade secret laws will be effective to prevent misappropriation of our content. Our failure or inability to protect our proprietary rights could materially adversely effect our business, financial condition, and results of operations.

Competition

         Our e-finance division competes with numerous other securities and investment banking firms. In particular, we compete with Internet investment bankers such as Wit Capital Corporation and W.R. Hambrecht & Company, LLC. which are also focusing their efforts on Internet based offerings. Most of our competitors have substantially greater capital and other resources, experience and name recognition than we do.

         In the event we should elect to expand CIG's operations to include wholesale and/or retail trading, we will also face additional competition from established broker-dealers. The wholesale execution business has become considerably more competitive over the past few years as numerous highly visible, large, well-financed securities firms have expanded their businesses. In addition, companies not engaged primarily in the securities business, but having substantial financial resources, have acquired leading securities firms. These developments have increased competition from firms with capital resources greater than those of CIG. The retail securities industry has experienced substantial commission discounting by broker-dealers competing for institutional and individual brokerage business. In addition, an increasing number of specialized firms and commercial banks now offer "discount" services to individual customers. These firms generally effect transactions for their customers on an "execution only" basis without offering other services such as portfolio valuation, investment recommendations and research.

         Commercial banks and other financial institutions have become a competitive factor by offering their customers certain corporate and individual financial services traditionally provided by securities firms. The current trend toward consolidation in the commercial banking industry could further increase competition in all aspects of CIG's business and could effect the opportunities for CIG to expand its operations, should it choose to expand. The Federal Reserve Board has approved applications of several leading commercial banks to underwrite certain types of securities which commercial banks have previously not been permitted to underwrite. Commercial banks generally are expanding their securities activities, as well as their activities relating to the provision of financial services. While it is not possible to predict the type and extent of competitive services which commercial banks and other financial institutions ultimately may offer, or whether administrative or legislative barriers will be repealed or modified, securities firms such as CIG may be adversely affected.

         The market for Internet services and products, particularly Internet advertising and Internet search and retrieval services and products, is intensely competitive. The two primary competitors for our private label digital browsers are Netscape and Microsoft Internet Explorer. Currently, Netscape and Internet Explorer control over 90% of the browser market. Since there are no substantial barriers to entry, we expect competition in these markets to intensify. Our existing competitors, as well as a number of potential new competitors, may have longer operating histories in the Internet market, greater name recognition, larger customer bases and databases, and significantly greater financial, technical and marketing resources than we do. Such competitors may be able to undertake more extensive marketing campaigns, and make more attractive offers to potential employees, distribution partners, advertisers and content providers. Further, there can be no assurance that our competitors will not develop Internet services and products that are equal or superior to ours, or that we will ever achieve market acceptance in the area of name recognition, performance, ease of use and functionality. There can be no assurance that we will be able to compete successfully against our current or future competitors, or that competition will not have a material adverse effect on our business, results of operations, and financial condition.

         On-Line Bedding has historically competed with a variety of wholesale distributors of similar products, including Celeste Industries Corporation and Baxter Laboratories (NYSE: BAX). Many of On-Line Bedding's competitors are more established, better capitalized and offer a wider variety of product offerings. With our planned expansion of On-Line Bedding with its e-commerce site, On-Line Bedding will be competing with numerous other companies offering similar products on the Web. We believe that by building on the combination of On-Line Bedding=s competitive pricing, established customer base and dedication to customer service, we will be able to effectively compete in the e-commerce area of its industry.

Government Regulation

         Although there are currently few laws and regulations directly applicable to the Internet, it is likely that new laws and regulations will be adopted in the United States and elsewhere covering issues such as music licensing, broadcast license fees, copyrights, privacy, pricing, sales taxes and characteristics and quality of Internet services. It is possible that governments will enact legislation that may be applicable to us in areas such as content, network security, encryption and the use of key escrow, data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges, and retransmission activities. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, content, taxation, defamation and personal privacy is uncertain. The majority of such laws were adopted before the widespread use and commercialization of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Any such export or import restrictions, new legislation or regulation, or governmental enforcement of existing regulations may limit the growth of the Internet, increase our cost of doing business or increase our legal exposure, which could have a material adverse effect on our business, financial condition, and results of operations.

         The securities industry in the United States is subject to extensive regulation under federal and state laws. The SEC is a federal agency charged with administration of the federal securities laws. Much of the regulation of broker-dealers, however, has been delegated to self-regulatory organizations, principally the NASD and the stock exchanges. These self-regulatory organizations adopt rules (which are subject to approval by the SEC) for governing the industry, and these self-regulatory organizations conduct periodic examinations of member broker-dealers. Securities firms are also subject to regulation by state securities commissions in the states in which they do business.

         Broker-dealers are subject to regulation that covers all aspects of the securities business, including sales methods, trading practices among broker-dealers, capital structure of securities firms, record keeping, and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by the SEC and by self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules often directly effect the method of operation and profitability of broker-dealers. The SEC, the self-regulatory authorities, and state securities commissions may conduct administrative proceedings which can result in censure, fine, suspension or expulsion of a broker-dealer, its officers or employees. Such administrative proceedings, whether or not resulting in adverse findings, can require substantial expenditures. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets, rather than protection of creditors and stockholders of broker-dealers.

         CIG is required by federal law to belong to the Securities Investor Protection Corporation ("SIPC"). When the SIPC fund falls below a certain minimum amount, members are required to pay annual assessments. CIG is required to contribute to SIPC. The SIPC fund provides protection for securities held in customer accounts up to $500,000 per customer, with a limitation of $100,000 on claims for cash balances.

         CIG is subject to the SEC's Uniform Net Capital Rule, Rule 15c3-1 (the "Rule 15c3-1"), which is designed to measure the financial integrity and liquidity of a broker-dealer and the minimum net capital deemed necessary to meet its commitments to its customers. Rule 15c3-1 provides that a broker-dealer doing business with the public must not permit its aggregate indebtedness to exceed 15 times its net capital or, alternatively, that it not permit its net capital to be less than 2% of aggregate debit items computed in accordance with the Rule.

         CIG is in compliance with the Rule 15c3-1, as well as the applicable minimum net capital requirements of the NASD. However, at the present time CIG has no customer accounts and, accordingly, such compliance is based upon meeting the minimum net capital requirements of the NASD. While we do not presently anticipate CIG will undertake retail brokerage operations, we may choose to do so in the future. In such event, our compliance with Rule 15c3-1 would be subject to meeting one of the aforedescribed criteria. In computing net capital under Rule 15c3-1, various adjustments are made to net worth with a view to excluding assets not readily convertible into cash, and to provide a conservative statement of other assets, such as a firm's position in securities. To that end, a deduction is made against the market value of securities to reflect the possibility of a market decline before their disposition. For every dollar that net capital is reduced, by means of such deductions or otherwise (for example, through operating losses or capital distributions), the maximum aggregate debit items a firm may carry is reduced. Thus, net capital rules, which are unique to the securities industry, impose financial restrictions upon our business that are more severe than those imposed on other types of businesses. Compliance with the net capital rules may limit the operations of CIG because they require minimum capital for such purposes as financing customer account balances, underwriting securities distributions, and maintaining the inventory required for trading in securities. In addition, we are restricted in the withdrawal of equity capital, and subordinated loans which may not be made if the withdrawal would impair net capital requirements.

         Any failure to maintain the required net capital may subject a broker-dealer to suspension by the SEC or other regulatory bodies, and may ultimately require its liquidation.

Facilities

         Our principal offices are located in approximately 22,000 square feet of commercial office space at 1101 Campus Drive, Mundelein, Illinois 60060 which we lease from an unrelated third party under two separate lease agreements. We relocated our principal offices to the current location in August 1999. Under the five year leases dated May 1999 and June 1999, we pay annual aggregate rent of approximately $95,730 during the first year and approximately $142,560 annually during the remaining four years of the lease terms. We also pay a pro-rata share of certain common area maintenance and real estate taxes. We have an option to renew our lease for an additional five year term at annual rental payments beginning at $63,600 in the first year escalating to $73,140 in the fifth year of the renewal term for approximately 9,325 square feet of the space, with the balance to be at the then current market rate at the time of renewal.

         We are also a party to a lease with an unaffiliated third party for approximately 1,300 square feet of commercial office/warehouse space at 827 East Orchard Avenue, Mundelein, Illinois which served as our principal offices until our move to our current location. The lease for the Orchard Avenue facilities expires in January 2001 and provides for annual rental payments of $10,200, plus a pro-rata share of certain common area maintenance. We are presently seeking to sub-let this space for the balance of the lease term.

Employees

         We currently have 26 employees, including 10 in various management positions and 16 in various technical support positions. We presently plan to expand our employee base through the addition of approximately 29 new employees in such areas as management and source code design. We do not foresee any difficulties in hiring these additional personnel. None of our employees are covered by a collective bargaining agreement, and we believe our employee relations to be good.

Legal Proceedings

         We are not a party, nor are any of our properties subject to any pending material legal proceedings.

Availability of Our Annual and Quarterly Reports

         Prior to the date of this Prospectus, we were not subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and did not file quarterly and annual reports with the SEC. Commencing with the quarterly report for the period ending [ ]1999, we will file these and other reports with the SEC. These reports can be accessed via EDGAR at the SEC=s Web site, www.sec.gov. In addition, we intend to furnish our shareholders with annual reports containing audited financial statements, and may distribute quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

How To Obtain a Copy of the Registration Statement

         We have filed with the SEC a registration statement on Form SB-2 (herein together with all amendments and exhibits referred to as the "Registration Statement") under the Securities Act. The Registration Statement filed by us can be read and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Information about the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The Registration Statement is also available to the public from commercial document retrieval services, or via EDGAR on the SEC=s Web site at www.sec.gov.

                                   MANAGEMENT


Executive Officers and Directors

         The following table sets forth the names, positions and ages of our executive officers and directors.


Name                             Age               Positions Held
----                             ---               --------------

Gregory J. Halpern               41         Chairman and Chief Executive Officer

Frank K. Menon                   34         Director and President

Dana L. Dabney                   49         Director, Vice President of Human
                                            Resources

Arthur C. Tanner                 34         Chief Financial Officer

Michael J. Theriault             46         Chief Operating Officer

Edward Halpern                   69         Director

Erik Brown                       24         Vice President of Business
                                            Development and President of CIG
                                            Securities, Inc.

Charles S. Blumenfield           49         Director

Doron C. Levitas                 41         Director

         Gregory J. Halpern is our founder and has been a director and Chief Executive Officer since our formation in May 1994. From May 1994 until March 1999, he also served as our President. From 1981 to 1988, Mr. Halpern was a co-founder, member of the Board of Directors and Vice President of On-Line Bedding Corporation, a company that distributes medical products to institutional health care facilities which we acquired in January 1999. See "Certain Relationships and Related Transactions." From 1984 until 1992, Mr. Halpern was also a co-founder and officer of Pain Prevention, Inc., a company which sold electronic dental anesthesia for which Mr. Halpern holds a patent. Mr. Halpern developed clinical protocols, and received two separate FDA clearances to market the technology. From 1984 to June 1987, he was a director and the President of O.M. Corp., a company which distributes proprietary computer animated health imaging video products created by Mr. Halpern. Mr. Halpern has been a feature of more than 100 TV shows, newspapers, national magazines, and radio and is also a published author of self-help books and an International Judo Champion. Gregory J. Halpern is the son of Edward Halpern.

         Frank K. Menon has been our President since March 1999 and a director since February 1999. Mr. Menon previously served as our Vice President of Finance from our formation until being elected President. Mr. Menon's background is in the securities industry, where he was a broker at Merrill Lynch, Pierce, Fenner & Smith from 1992 to 1993, and a broker at J.E. Liss & Company, Inc. from 1993 to 1995. Mr. Menon was Director of Finance for Invest L=Inc. Partners, from 1995 to 1997. During 1998 Mr. Menon invested for his own account. From 1996 until 1998, Mr. Menon served on the board of directors for All Cajun Food Company.

         Dana L. Dabney has been a director of our company and has held various offices, including Vice President of Sales and Marketing, since joining the company in January 1997. Mr. Dabney has been our Vice President of Human Resources since June 1999. From 1989 to 1995, Mr. Dabney was the president of Across America Telemarketing Company, a company involved in the telemarketing of retail consumer products. Mr. Dabney also has extensive experience in the securities industry. He worked for Carl Icahn and Company from 1979 to 1984 as the firm's primary options trader, and from 1984 to 1989 as a Market Maker, on the Chicago Board Options Exchange (CBOE).

         Arthur C. Tanner has been our Chief Financial Officer since May 1999. From November 1998 until May 1999, he was Vice President and Controller for UBM, Inc., a construction company with $50 million in annual revenues. From October 1997 until September 1998, Mr. Tanner was a financial consultant with Merrill Lynch, Pierce, Fenner & Smith Incorporated, and from February 1997 until September 1997, he was a tax principal with R. Yeager & Co., certified public accountants, where his responsibilities included public accounting, tax, and audit work. From October 1995 until December 1996, Mr. Tanner was an international tax planner for Silicon Graphics Computer Systems, where his responsibilities included planning and execution of international tax strategies. Mr. Tanner received a B.A. from Walsh College in 1987 and a J.D. from Ohio State University in 1995.

         Michael J. Theriault has been our Chief Operating Officer since June 1999. Mr. Theriault has over 25 years of progressive operations, programming, design, support, consulting, project management, and department management experience in manufacturing, insurance, medical, consulting, and mortgage banking industries on both mainframe and personal computer equipment. From September 1989 until June 1997, Mr. Theriault was employed by Recon Optical, Inc., serving as Supervisor of Business Systems (June 1997 until May 1999) and Senior Systems and Programming Specialist and Senior Project Leader of Manufacturing (September 1989 until June 1997). Mr. Theriault received a B.S. in Computer Science and Business Management from Northeastern Illinois University in 1978 and an M.B.A. from Lake Forest Graduate School of Management in 1987.

         Edward Halpern has been a director since January 1999 and served as our COO from January 1999 until March 1999. Mr. Halpern founded On-Line Bedding in 1981 and served as its President and CEO. He has continued his duties with that company since our acquisition of it in January 1999. See "Certain Relationships and Related Transactions." Edward Halpern is the father of Gregory J. Halpern.

         Erik Brown has been our Vice President of Business Development since March 1999 and is President of CIG Securities since May 1999. Mr. Brown was a Financial Consultant in the Private Client Group at Merrill Lynch, Pierce, Fenner & Smith from August 1997 to March 1999. He earned a degree in finance in 1997 from the Eli Broad College of Business, Michigan State University.

         Charles S. Blumenfield has been a member of our Board of Directors since March 1999. Mr. Blumenfield, an attorney, has been a Municipal Judge for the Village of Bayside, Wisconsin since 1986, and a member of firm of Shneidman, Myers, Dowling, Blumenfield, Ehlke, Hawks & Domer since 1977. Mr. Blumenfield has been a partner of the firm since 1980. From 1974 to 1977, Mr. Blumenfield was Assistant District Attorney for Milwaukee County, Wisconsin. Mr. Blumenfield is actively involved in many professional associations and committees, including as President of the Wisconsin Municipal Judges Association from 1991 to 1993, a member of the Wisconsin Supreme Court, Office of Judicial Education, Judicial Manual Committee since 1994, Governor of the State Bar of Wisconsin since 1992, and a Board Member of the Wisconsin Academy of Trial Lawyers since 1988. Mr. Blumenfield received a B.A. in Political Science and Hebrew from the University of Wisconsin-Milwaukee in 1971 and a J.D. from the University of Wisconsin in 1974.

         Doron C. Levitas has been a member of the Board of Directors since June 1999. Mr. Levitas co-founded Sabratek Corporation (Nasdaq NMS: SBTK) in 1989 and has served as Vice chairman of the Board and Secretary since 1994, Vice President of International Operations since 1993 and Chief Administrative Officer since 1998. Sabratek Corporation, a Web-enabled clinical connectivity company consisting of eight divisions and subsidiaries, develops, produces and markets interactive, Internet enabled medical systems. From 1986 to 1988, Mr. Levitas served as President of a division of Chicago-based Andeans of Illinois, Inc., a medical supplies company which assembled and marketed hospital operating room supply kits. From 1984 to 1986, Mr. Levitas served as President of Headings, Inc., an international apparel marketing firm based in New York, New York which was later sold to Andeans of Illinois. Mr. Levitas received a B.A. in International Business and Finance from Baruch College in New York. In 1998, Mr. Levitas was co-named Illinois High Tech Entrepreneur of the Year.

         Other than the father-son relationship between Mr. Edward Halpern and Mr. Gregory J. Halpern described above, there is no family relationship between any of our executive officers and directors. Each director is elected at our annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his successor is elected and qualified. Officers are elected annually by the Board of Directors and their terms of office are at the discretion of the Board. Our officers devote their full time to our business.

Committees of the Board of Directors

         In July 1999 we established an Audit Committee and a Compensation Committee of our Board of Directors. The Audit Committee will recommend the firm to be employed as our independent public accountants, and will review the scope of the audit and audit fees. In addition, the Audit Committee will consult with the independent auditors with regard to the plan of audit, the audit report and the management letter, and will confer with the independent auditors with regard to the adequacy of internal accounting controls, as appropriate, out of the presence of management. The members of the Audit Committee are Messrs. Gregory
J. Halpern, Blumenfield and Levitas. The Compensation Committee will administer our 1999 Stock Option Plan, and is charged with monitoring, reporting and recommending to the Board of Directors on all matters concerning compensation and benefits of our executive officers and senior staff. The Compensation Committee consists of Messrs. Gregory J. Halpern, Blumenfield and Levitas; in matters considered by the Compensation Committee which directly relate to Mr. Gregory J. Halpern, the Compensation Committee consists of Messrs. Menon, Blumenfield and Levitas.

Employment Agreements

         In order to ensure their continued contribution to our growth and development, we have entered into employment agreements with certain of our executive officers. The material terms of each are described below. We have filed copies of these employment agreements as exhibits to the Registration Statement of which this Prospectus forms a part. Please see "How To Obtain a Copy of the Registration Statement" which appeared under "Business" above for instructions on obtaining copies of these employment agreements.

         Gregory J. Halpern. We are a party to a three year employment agreement with Mr. Halpern which expires in January 2002. Mr. Halpern is paid an annual salary of $76,000, and we granted him 30,000 stock options exercisable at $2.50 per share under our 1999 Stock Option Plan, which such options expire in January 2003.

         Frank K. Menon. We are a party to a three year employment agreement with Mr. Menon which expires in February 2002. Mr. Menon is paid an annual salary of $72,000, and we granted him 40,000 stock options exercisable at $2.50 per share under our 1999 Stock Option Plan, which such options expire in February 2002. We also issued Mr. Menon 10,000 shares of our Common Stock as a signing bonus.

         Dana L. Dabney. We are a party to a three year employment agreement with Mr. Dabney, which expires in January 2002. Mr. Dabney is paid an annual salary of $60,000, and we granted him 24,000 stock options exercisable at $2.50 per share under our 1999 Stock Option Plan, which such options expire in January 2003.

         Arthur C. Tanner. We are a party to a three year employment agreement with Mr. Tanner which expires in May 2002. Mr. Tanner is paid an annual salary of $60,000, and we granted him 20,000 stock options exercisable at $2.50 per share, and 10,000 stock options exercisable at $10.00 per share, all of which were granted under our 1999 Stock Option Plan, and which expire in May 2002. We also issued Mr. Tanner 10,000 shares of our Common Stock as a signing bonus.

         Michael J. Theriault. We are a party to a three year employment agreement with Mr. Theriault which expires in June 2002. Mr. Theriault is paid an annual salary of $68,000, and we granted him 30,000 stock options exercisable at $10.00 per share under our 1999 Stock Option Plan, which such options expire in June 2003. We also issued Mr. Theriault 10,000 shares of our Common Stock as a signing bonus.

         Erik J. Brown. We are a party to a three year employment agreement with Mr. Brown which expires in March 2002. Mr. Brown is paid an annual salary of $36,000, and we granted him 20,000 stock options exercisable at $2.50 per share and 10,000 stock options exercisable at $10.00 per share, all of which were granted under our 1999 Stock Option Plan, and which expire in March 2002. We also issued Mr. Brown 10,000 shares of our Common Stock as a signing bonus.

         All of the foregoing employment agreements also provide, among other things, for (i) participation in any profit-sharing or retirement plan and in other employee benefits applicable to our employees and executives, (ii) benefits in the event of disability or death, and (iii) contain certain non-disclosure and non-competition provisions. Under the terms of the employment agreements, we may terminate the employment of the employee with cause (as defined in the employment agreement), in which event he would receive no severance benefits.

Executive Compensation

         The following table summarizes all compensation accrued and paid by us in each of the last three fiscal years to our Chief Executive Officer and each other executive officer serving as such whose annual compensation exceeded $100,000. Our directors do not presently receive compensation for serving in such capacity.

                                    Annual Compensation                Compensation Awards
                                                                       Options
Name and                                             Other Annual      Number of        All Other
Principal Position         Year     Salary  Bonus    Compensation      Shares       Compensation
------------------         ----     ------  -----    ------------      ------       ------------
Gregory J. Halpern         1996     0       0        0                 0                0
                           1997     0       0        0                 0                0
                           1998     0       0        0                 0                0


         In January 1999 we entered into an employment agreement with Mr. Gregory J. Halpern which provides for an annual salary payable to him of $76,000. See "Management - Employment Agreements."

1999 Incentive Stock Option Plan

         On January 1, 1999 our Board of Directors and a majority of our stockholders adopted the Circle Group Internet, Inc. 1999 Stock Option Plan. The purpose of the Plan is to increase the employees', advisors and non-employee directors' proprietary interest in our company, and to align more closely their interests with the interests of our stockholders. An additional purpose of the Plan is also to enable us to attract and retain the services of experienced and highly qualified employees and non-employee directors.

         We have reserved an aggregate of 1,000,000 shares of Common Stock for issuance pursuant to options granted under the Plan ("Plan Options"). As of the date hereof, 263,000 options have been granted under the Plan. The Compensation Committee of the Board of Directors will administer the Plan including, without limitation, the selection of the persons who will be granted Plan Options under the Plan, the type of Plan Options to be granted, the number of shares subject to each Plan Option and the Plan Option price.

         Plan Options granted under the Plan may either be options qualifying as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), or options that do not so qualify ("Non-Qualified Options"). In addition, the Plan also allows for the inclusion of a reload option provision ("Reload Option"), which permits an eligible person to pay the exercise price of the Plan Option with shares of Common Stock owned by the eligible person and receive a new Plan Option to purchase shares of Common Stock equal in number to the tendered shares. Any Incentive Option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of our Common Stock must be at least 110% of such fair market value as determined on the date of the grant.

         The term of each Plan Option and the manner in which it may be exercised is determined by the Compensation Committee of the Board of Directors, provided that no Plan Option may be exercisable more than 10 years after the date of its grant and, in the case of an Incentive Option granted to an eligible employee owning more than 10% of the Company's Common Stock, no more than five years after the date of the grant. The exercise price of Non-Qualified Options shall be determined by Compensation Committee of the Board of Directors.

         The per share purchase price of shares subject to Plan Options granted under the Plan may be adjusted in the event of certain changes in our capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of Plan Options granted under the Plan. Our officers, directors and key employees will be eligible to receive Non-Qualified Options under the Plan. Only our officers, directors and employees who are employed by us, including any subsidiary, are eligible to receive Incentive Options.

         All Plan Options are non-assignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee. If an optionee's employment is terminated for any reason, other than his death or disability or termination for cause, or if an optionee is not our employee but is a member of our Board of Directors and his service as a Director is terminated for any reason, other than death or disability, the Plan Option granted to him shall lapse to the extent unexercised on the earlier of the expiration date or 30 days following the date of termination. If the optionee dies during the term of his employment, the Plan Option granted to him shall lapse to the extent unexercised on the earlier of the expiration date of the Plan Option or the date one year following the date of the optionee's death. If the optionee is permanently and totally disabled within the meaning of Section 22(c)(3) of the Internal Revenue Code, the Plan Option granted to him lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability.

         The Board of Directors or the Compensation Committee of the Board of Directors may amend, suspend or terminate the Plan at any time, except that no amendment shall be made which (i) increases the total number of shares subject to the Plan or changes the minimum purchase price therefor (except in either case in the event of adjustments due to changes in our capitalization), (ii) effects outstanding Plan Options or any exercise right thereunder, (iii) extends the term of any Plan Option beyond ten years, or (iv) extends the termination date of the Plan. Unless the Plan shall theretofore have been suspended or terminated, the Plan shall terminate on approximately 10 years from the date of the Plan's adoption. Any such termination of the Plan shall not affect the validity of any Plan Options previously granted thereunder.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS


         The Illinois Business Corporations Act (the "Corporation Act") provides for indemnification of directors, employees, officers and agents of Illinois corporations. Our Articles of Incorporation (the "Articles") and bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by the Corporation Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed and the Securities Act and is therefore unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During fiscal 1997 we established a note payable to Mr. Gregory J. Halpern, our founder and CEO, to purchase various property and equipment. The note provided for interest at 18% per annum and was unsecured. At December 31, 1998, the outstanding principal balance of the note was $16,403. This note was satisfied in full prior to March 31, 1999.

         From January 1997 until December 1998, we leased office space from Mr. Gregory J. Halpern at a monthly rental amount of approximately $2,700. This office location was within Mr. Halpern's residence. In addition, in 1997 we paid a one time consulting fee of approximately $13,000 to Mr. Halpern for design services provided to us.

         In January 1999, we acquired 100% of the issued and outstanding stock of On-Line Bedding from Mr. Edward Halpern, one of our officers and directors, and his wife in exchange for 200,000 shares of our Common Stock. Prior to our acquisition, On-Line Bedding was an S corporation. On-Line Bedding made certain advances to Mr. Edward J. Halpern prior to our acquisition of the corporation which were to be offset against his share of the prior year's distributions. At March 31, 1999 the advance was $19,530 and no interest is charged on the advance.

         In addition, in March 1999 we acquired 3,200,000 shares of the common stock, or approximately 92% of the issued and outstanding capital stock of PPI, a shell corporation, from Mr. Gregory J. Halpern, one of our officers and directors, in exchange for $20,000. We anticipate that we will use PPI as either a holding company or as a candidate for a reverse merger with an operating entity. We do not, however, presently have any agreements or understandings with any third parties regarding PPI.

                           OUR PRINCIPAL SHAREHOLDERS

         As of July [23], 1999 there were 9,848,480 shares of our Common Stock issued and outstanding, without giving effect to the exercise of outstanding options or warrants to acquire an additional 366,590 shares of our Common Stock. See "Description of Securities." The following table sets forth information as of July [23], 1999 with respect to the beneficial ownership of shares of Common Stock currently issued and outstanding by (i) each person known to us to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each officer and director, and (iii) all officers and directors as a group. Unless otherwise indicated, the address for each individual listed is 1101 Campus Drive Mundelein, Illinois 60060.


Name                                        No. of Shares         % of Ownership
----                                        -------------         --------------

Gregory J. Halpern(1)                        6,524,000                 66.0%
Dana L. Dabney(2)                              524,000                  5.3%
Frank K. Menon(3)                               50,000                     *
Erik Brown(4)                                   30,000                     *
Edward Halpern                                 400,000                  4.1%
Charles Blumenfield(5)                           6,000                     *
Arthur C. Tanner(6)                             30,000                     *
Doron C. Levitas(7)                                  0                   n/a
Paradigm/Circle Group
Limited Partnership(8)                         643,160                  6.5%
All officers and directors
as a group (eight persons)(9)                7,564,000                 75.8%

------------------
* represents less than 1%

(1) Includes (i) 250,000 shares held in trust of which Mr. Halpern is the trustee and (ii) options to purchase 30,000 shares of our Common Stock expiring in January 2003. See "Management - Employment Agreements."
(2) Includes options to purchase 24,000 shares of our Common Stock expiring in January 2003. See "Management - Employment Agreements."
(3) Includes options to purchase 40,000 shares of our Common Stock expiring in February 2002. See "Management - Employment Agreements."
(4) Includes options to purchase 20,000 shares of our Common Stock expiring in March 2002, but excludes options to purchase 10,000 shares of our Common Stock which have not yet vested. See "Management - Employment Agreements."
(5) We are registering these shares for resale by Mr. Blumenfield under this Prospectus. See "Selling Security Holders." Mr. Blumenfield's address is 9025 North Iroquois Road, Bayside, Wisconsin 53217.

(6) Includes options to purchase 20,000 shares of our Common Stock expiring in May 2002, but excludes options to purchase 10,000 shares of our Common Stock which have not yet vested. See "Management - Employment Agreements."
(7)      Mr. Levitas' address is 8111 North St. Louis Avenue, Skokie, Illinois
         60076.
(8) Messrs. Sheldon Drobny, Ruben Rosenberg and Aaron J. Fischer are the general partners of Paradigm/Circle Group Limited Partnership. The number of shares of Common Stock beneficially owned includes warrants exercisable at $2.50 per share to purchase 123,860 shares of our Common Stock. We are not partners or control persons of Paradigm/Circle Group Limited Partnership. Paradigm/Circle Group Limited Partnership's address is 3000 Dundee Road, Suite 105, Northbrook, Illinois 60061. See "Selling Security Holders."
(9)      Includes footnotes (1) through (7) above.

                            MARKET FOR OUR SECURITIES


         There has previously been no market for our Common Stock. Concurrent with the filing of the Registration Statement of which this Prospectus forms a part, we made application to The Nasdaq Stock Market, Inc. for listing of our Common Stock on The Nasdaq National Market System under the symbol CGRP. [On , 1999 our Common Stock was approved for quotation under the symbol " ." There can be no assurances that any meaningful trading market in our Common Stock will be developed or sustained. See "Risk Factors."]

         We have approximately 411 record shareholders of our Common Stock. Based upon the records of our transfer agent, we believe we have in excess of 475 beneficial owners of our Common Stock.

Dividend Policy

         The payment of dividends, if any, on our Common Stock is solely at the discretion of our Board of Directors. The Board of Directors does not foresee the payment of dividends on any class of our securities, including the Common Stock, in the foreseeable future. Future dividend policy will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.

                            SELLING SECURITY HOLDERS

         The following table sets forth the name of each Selling Security Holder, the number or shares of Common Stock beneficially owned by such Selling Security Holder as of [ , 1999], and the number of shares being offered by each Selling Security Holder. During the past three years no Selling Security Holder has been an officer, director or -- affiliates of our company (other than Mr. Blumenfield who has been a member of our Board of Directors since March 1999), nor has any Selling Security Holder had any material relationship with us during such period. The shares of Common Stock being offered hereby are being registered to permit public secondary trading, and the Selling Security Holders may offer all or part of the shares for resale from time to time. However, such Selling Security Holders are under no obligation to sell all or any portion of such shares of Common Stock immediately under this Prospectus. Because the Selling Security Holders may sell all or a portion of their shares of Common Stock, no estimate can be given as to the number of shares of Common Stock that will be held by any Selling Security Holder upon termination of any offering made hereby; accordingly, the following table assumes the sale of all shares of Common Stock by the Selling Security Holders immediately following the date of this Prospectus.

=================================================================================================================
                                                       No. of Shares     No. of Shares             %
                           No. of Shares               of Common         of Common Stock           Owner-
Name of Selling            of Common Stock             Stock             Beneficially              ship
Security Holder            Beneficially Owned          Offered           Owned                     After
                           as of [July   ,] 1999(1)    Hereby            After Offering            Offering
                                       --
=================================================================================================================

David Abrahams                1,000                    1,000                    0                *
Louise Abrahams               2,000                    2,000                    0                *
Richard L. and Louise
Abrahams, Trustees           20,000                   20,000                    0                *
Amity Enterprises (2)        50,000                   50,000                    0                *
Kevin J. Bauer                  600                      600                    0                *
Myron Basch                   1,000                    1,000                    0                *
Bruce F. Berkowitz            5,000                    5,000                    0                *
Ivka Berry                    2,000                    2,000                    0                *
Marshall S. Blackham          5,000                    5,000                    0                *
Charles Blumenfield(3)        6,000                    6,000                    0                *
Lucille T. Brown              2,500                    2,500                    0                *
E. Ann Burke and
Marc Burke, JTWROS           10,000                   10,000                    0                *
James Campagna                2,500                    2,500                    0                *
Daniel I. Caplan, M.D.        5,000                    5,000                    0                *
Ronald Carlson                1,000                    1,000                    0                *
John T. Colvin and
Gail Covin, JTWROS           10,000                   10,000                    0                *
Congregation of Hakoil
Koil Yakov(4)                40,000                   40,000                    0                *
Delta Energy Corp.(5)        25,000                   25,000                    0                *
Dillion Capital LLC(6)        5,000                    5,000                    0                *
Connie E. Donaldson           2,000                    2,000                    0                *


                                       45

=================================================================================================================
                                                       No. of Shares     No. of Shares             %
                           No. of Shares               of Common         of Common Stock           Owner-
Name of Selling            of Common Stock             Stock             Beneficially              ship
Security Holder            Beneficially Owned          Offered           Owned                     After
                           as of [July   ,] 1999(1)    Hereby            After Offering            Offering
                                       --
=================================================================================================================

Gary S. Ducharme              2,000                    2,000                    0                *
Gary J. Elkins and
Abigail Elkins, JTWROS        5,000                    5,000                    0                *
Shaun M. Emerson             10,000                   10,000                    0                *
Paul T. Evans                20,000                   20,000                    0                *
Isaac Friedman
and Philip Katz, JT          10,000                   10,000                    0                *
Ronald L. Fauconniere         5,000                    5,000                    0                *
Anthony Fiore                 2,000                    2,000                    0                *
Jeffrey K. Forgacs            2,000                    2,000                    0                *
Caroline G. Graddon           5,000                    5,000                    0                *
Daniel K. Grice               2,500                    2,500                    0                *
George D. Guritz             10,000                   10,000                    0                *
Kevin R. Hitzeman            15,000                   15,000                    0                *
Sean W. Hitzeman             15,000                   15,000                    0                *
Claudia S. Horty             18,000                   18,000                    0                *
Enamul Islem                    400                      400                    0                *
Alison Jarret                 7,500                    7,500                    0                *
JRF Investments II, Ltd.(7)   5,000                    5,000                    0                *
JRF Investments III, Ltd.(7)  5,000                    5,000                    0                *
JRF Investments IV, Ltd.(7)   5,000                    5,000                    0                *
Ramesh Kannan                 1,000                    1,000                    0                *
Clarence Kanthak              1,000                    1,000                    0                *
Thomas J. Kanthek             1,000                    1,000                    0                *
James A. Kasch                5,000                    5,000                    0                *
Mark Kaufman                  2,500                    2,500                    0                *
James Kemp                    4,000                    4,000                    0                *
Kollel Alta Faige (8)        17,400                   17,400                    0                *
Kollel Alta Faige, Philip
 Katz and Isaac
 Friedman, JT(8)              1,500                    1,500                    0                *
Lawrence Lacerte             50,000                   50,000                    0                *
Mary Lytle                      200                      200                    0                *
Stewart L. Macklin            2,500                    2,500                    0                *
William McClure              16,000                   16,000                    0                *
Alakesh Mitra                10,000                   10,000                    0                *
Thomas Molnar                 4,000                    4,000                    0                *
Ismael Morales                  800                      800                    0                *
Lawrence A. Mulvaney,
 Trustee                      1,000                    1,000                    0                *
Larry Mulvaney IRA            1,500                    1,500                    0                *
Khalik M. Mursi               5,000                    5,000                    0                *
Ramanaprasad
Nandigama                       400                      400                    0                *
George E. Orfanos             6,000                    6,000                    0                *
Harry Orfanos and
Vasso Orfanos, JTWROS           500                      500                    0                *



=================================================================================================================
                                                       No. of Shares     No. of Shares             %
                           No. of Shares               of Common         of Common Stock           Owner-
Name of Selling            of Common Stock             Stock             Beneficially              ship
Security Holder            Beneficially Owned          Offered           Owned                     After
                           as of [July   ,] 1999(1)    Hereby            After Offering            Offering
                                       --
=================================================================================================================
Paradigm/Circle Group
Limited Partnership(9)           643,160                519,300              123,860                 *
Points Partnership(10)             2,500                  2,500                    0                 *
Patricia Ann Richard               2,400                  2,400                    0                 *
Marco Rosa and
Federico Perandir,
JTWROS                            10,000                 10,000                    0                 *
Phillip Rose                       3,000                  3,000                    0                 *
Robert Rosin                      50,000                 50,000                    0                 *
Tom Rosenquist                     2,000                  2,000                    0                 *
Steven Salgam                     40,000                 40,000                    0                 *
Susan Schaumberger                10,000                 10,000                    0                 *
Mary Alice Schmidtke IRA           2,500                  2,500                    0                 *
Mary Schmidtke(11)                 4,000                  2,000                2,000                 *
Oskar Schneider                   12,000                 12,000                    0                 *
Vincent G. Secontine
Revocable Living Trust             2,000                  2,000                    0                 *
Ralph Sesso IRA                    2,500                  2,500                    0                 *
Jitendra Shah and Neha
Shah, JTWROS                       2,200                  2,200                    0                 *
Sami Sheeshia                        600                    600                    0                 *
Geoffrey M. Shotton               10,000                 10,000                    0                 *
Hardayal Singh                       400                    400                    0                 *
Mark Slezak                       10,000                 10,000                    0                 *
Martin Straus and
Mercedes Straus, TIE              10,000                 10,000                    0                 *
Erica Swerdlow and
Brian Swerdlow(12)                 4,000                  8,000                    0                 *
Kenneth Swiggart                   2,500                  2,500                    0                 *
Peter G. Szinte(13)               24,000                 20,000                4,000                 *
Phillip Tallman                    2,000                  2,000                    0                 *
Isaac Teitelbaum                  20,000                 20,000                    0                 *
Stanford F. Terry and
Ruth A. Terry, JTWROS              2,000                  2,000                    0                 *
Michelle L. Tiburzi                5,000                  5,000                    0                 *
Kyaw Myo Tin                       2,000                  2,000                    0                 *
Mario Valente(14)                  4,000                  2,000                2,000                 *
Mario Valente and
Guiseppe Valente,
 JTWROS                            4,000                  4,000                    0                 *
Anthony R. Verrecchia              1,200                  1,200                    0                 *
Ed Wodziak Jr                      1,000                  1,000                    0                 *
Mali H. Wu                         2,000                  2,000                    0                 *
Eugene Young                       2,000                  2,000                    0                 *
Farhad Zaghi(15)                 120,000                100,000               20,000                 *


--------------------------

*        represents less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days of [July ,] 1999 through the conversion or exercise of any security or other right.

(2)      Mr. Joseph A. Rosin is the controlling person of Amity Enterprises.

(3)      Mr. Blumenfield is a member of our Board of Directors. See
         "Management."

(4) Congregation of Hakoil Koil Yakov is a not-for-profit entity which is controlled by Mordecai Friedman.

(5)      Mr. James Kokenis is the beneficial owner of Delta Energy Corp.

(6)      Mr. Stewart Flink is the beneficial owner of Dillion Capital LLC.

(7) Mr. John Fox is the controlling person of JRF Investments II, Ltd., JRF Investments III, Ltd. and JRF Investments IV, Ltd.

(8) Kollel Alta Faige is a not-for-profit entity which is controlled by Jay Kaufman and Isaac Friedman.

(9) Messrs. Sheldon Drobny, Ruben Rosenberg and Aaron J. Fischer are the general partners of Paradigm/Circle Group Limited Partnership. The number of shares of Common Stock beneficially owned includes warrants exercisable at $2.50 per share to purchase 123,860 shares of our Common Stock. The Common Stock underlying these warrants is not being registered for resale under this Prospectus. We are not partners or control persons of Paradigm/Circle Group Limited Partnership.

(10) Messrs. Richard M. Finger and Timothy M. Finger are the general partners Points Partnership.

(11) The number of shares of Common Stock beneficially owned includes warrants exercisable at $2.50 per share to purchase 2,000 shares of our Common Stock. The Common Stock underlying these warrants is not being registered for resale under this Prospectus.

(12) Mr. and Mrs. Swerdlow are the principals of EBS Public Relations, Inc. We entered into an agreement with EBS Public Relations, Inc. in March 1999 to provide public relations services to us and under the agreement agreed to issue to EBS Public Relations, Inc. shares of our Common Stock as compensation for its services. EBS Public Relations, Inc. has requested that the stock be issued directly to Mr. and Mrs. Swerdlow. The number of shares of common stock shown as beneficially owned reflects the payments to date. We are registering the entire amount of shares due as compensation under the agreement for resale under this Prospectus. The balance of the shares of our Common Stock will be issued on a monthly basis during the remaining term of the agreement pursuant to its terms.

(13) The number of shares of Common Stock beneficially owned includes warrants exercisable at $2.50 per share to purchase 4,000 shares of our Common Stock. The Common Stock underlying these warrants is not being registered for resale under this Prospectus.

(14) The number of shares of Common Stock beneficially owned includes warrants exercisable at $2.50 per share to purchase 2,000 shares of our Common Stock. The Common Stock underlying these warrants is not being registered for resale under this Prospectus.

(15) The number of shares of Common Stock beneficially owned includes warrants exercisable at $2.50 per share to purchase 20,000 shares of our Common Stock. The Common Stock underlying these warrants is not being registered for resale under this Prospectus.


                              PLAN OF DISTRIBUTION

         The shares of our Common Stock offered by this Prospectus may be sold from time to time by the selling security holders, who consist of the persons named under "Selling Security Holders" above and those persons' pledgees, donees, transferees or other successors in interest. The selling security holders may sell the shares on the [Nasdaq National Market] or otherwise, at market prices or at negotiated prices. They may sell the shares of Common Stock by one or a combination of the following:

         * a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         * purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this Prospectus;

         * ordinary brokerage transactions and transactions in which a broker solicits purchasers;

         * an exchange distribution in accordance with the rules of such exchange;

         *        privately negotiated transactions;

         *        short sales;

         * if such a sale qualifies, in accordance with Rule 144 promulgated under the Securities Act rather than pursuant to this Prospectus; and

         *        any other method permitted pursuant to applicable law.

         From time to time, one or more of the selling security holders may pledge, hypothecate or grant a security interest in some or all of the shares of Common Stock owned by them, and the pledgees, secured parties or persons to whom such shares have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling security holders hereunder. The number of selling security holders= shares of Common Stock beneficially owned by those selling security holders who so transfer, pledge, donate or assign such shares will decrease as and when they take such actions. The plan of distribution for selling security holders' shares of Common Stock sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling security holders hereunder.

         A selling security holder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with such selling security holder, including, without limitation, in connection with distributions of the Common Stock by such broker-dealers. A selling security holder may also enter into option or other transactions with broker-dealers that involve the delivery of the shares of Common Stock to the broker-dealers, who may then resell or otherwise transfer such shares. A selling security holder may also loan or pledge the shares of Common Stock to a broker-dealer and the broker-dealer may sell such shares so loaned or upon a default may sell or otherwise transfer the pledged shares of Common Stock.

         Brokers, dealers, underwriters or agents participating in the distribution of the shares of Common Stock as agents may receive compensation in the form of commissions, discounts or concessions from the selling security holders and/or purchasers of the Common Stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The selling security holders and any broker-dealers who act in connection with the sale of the shares of Common Stock hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission they receive and proceeds of any sale of the shares of Common Stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling security holder can presently estimate the amount of such compensation. We know of no existing arrangements between any selling security holder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of Common Stock included in this Prospectus.

         We will pay substantially all of the expenses incident to the registration, offering and sale of the shares of Common Stock included in this Prospectus to the public, other than commission or discounts of underwriters, broker-dealers or agents.

         We have advised the selling security holders that during such time as they may be engaged in a distribution of the shares of Common Stock included herein they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any selling security holder, any affiliated purchasers, and any broker-dealers or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares of Common Stock.

                            DESCRIPTION OF SECURITIES

         Our authorized capitalization consists of 50,000,000 shares of Common Stock, $.0001 par value per share, of which 9,848,480 shares are issued and outstanding as of July [23], 1999. We have no other classes of securities authorized.

         Holders of our Common Stock are entitled to one vote for each share held of record. There are no cumulative voting rights. Each holder of our Common Stock is also entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. We have never paid any dividends on our Common Stock, and we do not anticipate declaring or paying dividends in the foreseeable future. It is anticipated that any earnings which may be generated from our operations will be used to finance our growth of the Company. See "Risk Factors."

         The holders of our Common Stock are also entitled to share ratably in any distribution of our assets after payment of all debts and liabilities. All of the shares of Common Stock presently outstanding are fully paid and nonassessable, and there are no preemptive rights, conversion rights, redemption provisions or sinking fund provisions with respect to our shares of Common Stock.

Options and Warrants

         As of the date of this Prospectus, we have granted options to acquire an aggregate of 263,000 shares of the Common Stock under our 1999 Stock Option Plan. We also have outstanding warrants to purchase an aggregate of 103,590 shares of our Common Stock, exercisable at $2.50 per share, which are exercisable until March 2002 which were issued by us in March 1999 to consultants who rendered various services to us.

Shares Eligible for Future Sale

         As of the date of this Prospectus, an aggregate of 8,529,280 outstanding shares of our Common Stock, including the 6,494,000 shares owned or controlled by Gregory J. Halpern, are "restricted securities" within the meaning of the Federal securities laws, and in the future may be sold in compliance with Rule 144 adopted under the Securities Act, assuming a public market exists for such securities, of which there are no assurances. Rule 144 provides in part that a person who is not our affiliate and who holds restricted securities for a period of one year may sell all or part of such securities in ordinary brokerage transactions, subject to certain volume limitations and the availability of current public information on Circle Group Internet.

         Assuming a public market should develop for our Common Stock, of which there can be no assurance, our shareholders are not contractually prohibited from selling any of their shares of Common Stock, if and when such sales opportunities arise consistent with the provisions of Rule 144. We cannot predict the effect, if any, that any such sales of Common Stock, or the availability of such Common Stock for sale, may have on the market value of our Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock by shareholders, particularly if they are our affiliates, could have a material adverse effect upon the market value of our Common Stock. See "Risk Factors."

Transfer Agent

         Our transfer agent is Pacific Stock Transfer Co., Las Vegas, Nevada.

                                  LEGAL MATTERS

         Legal matters in connection with the securities being offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., 200 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, Florida 33301.

                                     EXPERTS

         Our (i) compiled condensed consolidated financial statements as of March 31, 1999 and 1998, and for the three months then ended, (i) audited financial statements as of December 31, 1998 and 1997, and for the fiscal years then ended, and (iii) pro forma condensed consolidated financial statements at December 31, 1998, and for the fiscal year then ended, as well as the audited financial statements of Hos-Pillow Corporation (now known as On-Line Bedding Corporation) as of December 31, 1998 and 1997, and for the fiscal years then ended which are included elsewhere herein have been audited by Harold Y. Spector, independent certified public accountant, as indicated in his reports with respect thereto. These financial statements are included herein in reliance upon the authority of Mr. Spector as an expert in accounting and auditing.

                  CIRCLE GROUP INTERNET, INC. AND SUBSIDIARIES


                          INDEX TO FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Financial Statements
March 31, 1999 and 1998

Accountant's Compilation Report                                            F-1
Condensed Consolidated Balance Sheets                                      F-2
Condensed Consolidated Statements of Income                                F-3
Condensed Consolidated Statements of Cash Flows                            F-4
Notes to Condensed Consolidated Financial Statements                       F-5

Pro Forma Condensed Consolidated Financial Statements
December 31, 1998

Accountant's Report                                                        F-9
Pro Forma Condensed Consolidated Balance Sheet                             F-10
Pro Forma Condensed Consolidated Statement of Income                       F-11
Notes to Pro Forma Condensed Consolidated Financial Statements             F-12

Audited Financial Statements December 31, 1998 and 1997

Independent Auditor's Report                                               F-14
Balance Sheets                                                             F-15
Statements of Income and Retained Earnings                                 F-16
Selling Expenses                                                           F-17
Administrative Expenses                                                    F-18
Statement of Stockholders' Equity                                          F-19
Statement of Cash Flows                                                    F-20
Notes to Financial Statements                                              F-21

Hos-Pillow Corporation
Audited Financial Statements December 31, 1998 and 1997

Independent Auditor's Report                                               F-25
Balance Sheets                                                             F-26
Statements of Income and Retained Earnings                                 F-28
Cost of Sales                                                              F-29
Operating Expenses                                                         F-30
Statement of Changes in Stockholders' Equity                               F-31
Statement of Cash Flows                                                    F-32
Notes to Financial Statements                                              F-33

To the Board of Directors
Circle Group Internet, Inc.
Mundelein, Illinois


I have compiled the accompanying condensed consolidated balance sheet of Circle Group Internet, Inc. (an Illinois corporation) and subsidiaries, as of March 31, 1999 and 1998, and the related condensed consolidated statements of income for the three months ended March 31, 1999 and 1998, and the condensed consolidated statements of cash flows for the three months ended March 31, 1999 and 1998, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. I have not audited or reviewed the accompanying condensed financial statements and, accordingly, do not express an opinion or any other form of assurance on them.




/s/ Harold Y. Spector
----------------------
Pasadena, CA
July 20, 1999

                  CIRCLE GROUP INTERNET, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                             March 31, 1999 and 1998


                                               1999            1998
                                            -----------     ----------
ASSETS
Current Assets
   Cash                                     $2,327,652      $  15,648
   Accounts Receivable                         101,175              -
   Inventory                                    69,317              -
   Prepaid and Others                           22,835              -
                                            -----------     ----------

   Total Current Assets                      2,520,979         15,648
                                            -----------     ----------

Property & Equipment, net                       99,537         22,317
                                            -----------     ----------

Other Assets
   Investments                                 307,000              -
   Goodwill, net of accumulated
    amortization of $333                        19,667              -
   Deposits                                        770              -
                                            -----------     ----------

   Total Other Assets                          327,437              -
                                            -----------     ----------

TOTAL ASSETS                                $2,947,953      $  37,965
                                            ===========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
   Accounts Payable and Accrued Expenses    $  115,533      $       -
   Income Tax Payable                           47,308              -
                                            -----------     ----------
   Total Current Liabilities                   162,841              -
                                            -----------     ----------

Long-Term Liabilities                            3,225         16,783
                                            -----------     ----------

   Total Liabilities                           166,006         16,783
                                            -----------     ----------

Stockholders' Equity
   Common Stock, $.0001 par value;
    50,000,000 shares authorized;
    4,080,440 shares issued and outstanding
    in 1998 and 3,500,000 shares in 1997           408            350
   Paid in Capital                           2,656,872         11,150
   Retained Earnings                           124,607          9,682
   Minority Interest                                 0              -
                                            -----------     ----------

   Total Stockholders' Equity                2,781,887         21,182
                                            -----------     ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $2,947,953      $  37,965
                                            ===========     ==========


                 See accompanying notes and accountant's report

                  CIRCLE GROUP INTERNET, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)
                 For Three Months Ended March 31, 1999 and 1998


                                               1999            1998
                                            -----------     ----------
Sales                                       $  494,202      $  35,432

Cost of Sales                                  114,741              -
                                            -----------     ----------

Gross Profit                                   379,461         35,432

Operating Expenses                             226,135         49,376
                                            -----------     ----------

Income (Loss) from Operations                  153,326        (13,944)

Other Income (Expenses)                        (30,734)          (375)
                                            -----------     ----------

Income (Loss) Before Taxes                     122,592        (14,319)

Provision for Income Taxes                      47,705              -
                                            -----------     ----------

Net Income (Loss)                           $   74,887      $ (14,319)
                                            ===========     ==========

Earnings per share                          $    0.019      $  (0.004)
                                            ===========     ==========

Weighted Average Number of Common
 Shares Outstanding                          3,938,012      3,500,000
                                            ===========     ==========


                 See accompanying notes and accountant's report

                  CIRCLE GROUP INTERNET, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                 For Three Months Ended March 31, 1999 and 1998


                                               1999            1998
                                            -----------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income (Loss)                         $   74,887      $ (14,319)
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Depreciation                                 5,675          1,511
    (Increase) Decrease in:
      Accounts Receivable                      (61,124)             -
      Inventory                                (22,989)             -
      Prepaid and Others                        (3,305)             -
    Increase (Decrease) in:
      Accounts Payable & Accrued Expenses      (13,067)        (2,500)
      Income Taxes Payable                      41,357         (5,887)
                                            ----------      ---------

Net cash provided (used) by operating
 activities                                     21,434        (21,195)
                                            -----------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of Property and Equipment           (78,975)          (150)
  Increase in Investment                      (307,000)             -
  Increase in Goodwill                         (20,000)             -
                                            -----------     ----------

Net cash (used) by investing activities       (405,975)          (150)
                                            -----------     ----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from Sales of Stock               1,663,430              -
  Due to (from) Shareholders                   (19,530)             -
                                            -----------     ----------

Net cash provided by financing activities    1,643,900              -
                                            -----------     ----------

NET INCREASE (DECREASE) IN CASH              1,259,359        (21,345)

CASH BALANCE AT BEGINNING OF PERIOD          1,068,293         36,993
                                            -----------     ----------

CASH BALANCE AT END OF PERIOD               $2,327,652      $  15,648
                                            ===========     ==========


SUPPLEMENTARY CASH FLOW INFORMATION
  Cash paid for interest                    $        0      $       0
                                            ===========     ==========
  Cash paid for income taxes                $    5,691      $   5,887
                                            ===========     ==========


                 See accompanying notes and accountant's report

                  CIRCLE GROUP INTERNET, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


NOTE 1 - GENERAL

Circle Group Internet, Inc. (the "Company") is engaged in the development and sales of Internet business marketing tools. Its subsidiary, On-Line Bedding Corporation (FKA Hos-Pillow Corporation) is engaged in sales of blankets and pillows to airlines and railroad transportation companies.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company uses the accrual basis of accounting for financial reporting, in accordance with generally accepted accounting principles.

Principle of Consolidation

The accompanying condensed consolidated financial statements include the accounts of Circle Group Internet, Inc. (the "Company") and its subsidiaries, On-Line Bedding Corporation (FKA Hos-Pillow Corporation) and PPI Capital Corp. (FKA Pain Prevention, Inc.). All significant intercompany balances, transactions and stockholdings have been eliminated.

The condensed financial statements for the three months ended March 31, 1998 include only the accounts of the Company since the acquisitions did not take place until 1999.

Acquisitions and Goodwill

The condensed consolidated financial statements include the net assets of businesses purchased at their book value at the acquisition date. The excess of acquisition costs over the book value of net assets acquired is included in and has been allocated to goodwill. Goodwill is amortized on a straight-line basis over a period of 180 months.

Use of Estimate

In preparing condensed financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from these estimates.

Revenue Recognition

Revenue from sales is recognized when the products are shipped and/or the services are performed.

                  CIRCLE GROUP INTERNET, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounts Receivable

The Company has not established an allowance for doubtful accounts and does not use reserve method for recognizing bad debts. Bad debts are treated as direct write-offs in the period management determines that collection is not probable. There was no bad debt expense for three months ended March 31, 1999.

Inventories

Costs incurred for materials, technology and shipping are capitalized as inventories and charged to cost of sales when revenue is recognized. Inventories consist of finished goods and are stated at the lower of cost or market, using the first-in, first-out method.

Fixed Assets

Fixed assets are stated at cost. Depreciation is calculated on the accelerated method over the estimated useful lives of the assets. Management also elected to expense the fixed assets under Section 179 of the Internal Revenue Code.

Total depreciation expense for three months ended March 31, 1999 and 1998 was $5,675 and $1,511, respectively.

Statement of Cash Flows

The Company prepares its statement of cash flows using the indirect method as defined under Financial Accounting Standards Board Statement No. 95. For purpose of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Income Taxes

The Company and its subsidiaries will file a consolidated federal income tax return. The subsidiaries provide for income taxes on a separate-return basis and remit to or receive from the Company amounts currently payable or receivable. Income taxes have been provided using the liability method in accordance with Financial Accounting Standards Board Statement No. 109.

Deferred income taxes are provided on temporary difference between book and tax income, arising primarily from the recognition of depreciation methods and periods. As of March 31, 1999, the Company had a deferred tax liability of $3,225.

                  CIRCLE GROUP INTERNET, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


NOTE 3 - ACQUISITION OF BUSINESS

On January 2, 1999, the Company acquired 100% of the issued and outstanding stock of On-Line Bedding Corporation (FKA Hos-Pillow Corporation, an Illinois corporation) in exchange for 200,000 shares of the Company's common stock. This transaction was accounted for as a purchase, with the assets and liabilities assumed recorded at book values. After acquisition, On-Line Bedding terminates its S corporation status.

On February 1, 1999, the Company acquired 80% or 3,200,000 issued and outstanding common shares of PPI Capital Corp. (a shell corporation) for $20,000. This transaction was accounted for as a purchase, with the assets and liabilities assumed recorded at book values.

In addition, in March 1999, the Company signed an agreement to purchase 100% of the issued and outstanding stock of CIG Securities, Inc. (a broker-dealer in Florida) for $35,000. This transaction will be accounted for as a purchase.

The Company has 272,000 shares at $1 per share, or an aggregate of $272,000 in Paw Island, Inc. for the service rendered.

NOTE 4 - DUE FROM SHAREHOLDER

Advance drawn by the On-Line Bedding's shareholder will be offset against his share of prior years' distributions. As of March 31, 1999, the shareholder had advanced $19,530. No interest is charged on the advances.

NOTE 5 - PROVISION FOR INCOME TAXES

Provision for Income Taxes as of March 31, 1999 consist of:

               Federal               $39,124
               State                   8,581
                                     -------
                                     $47,705
                                     =======

NOTE 6 - SECURITIES OFFERING

In January 1999, the Company completed a self-underwritten offering of 500,000 shares of its common stock pursuant to Regulation A of the Securities Act of 1933 as amended, resulting in gross proceeds of $2,500,000. Subsequent thereto, the Company sold an additional approximate 80,000 shares.

                  CIRCLE GROUP INTERNET, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


NOTE 6 - SECURITIES OFFERING (Continued)

In addition, the Company conducted another private placement offering of 1,500,000 shares of its common stock at $20 per share or an aggregate of $30,000,000, pursuant to Rule 506 of Regulation D of the Securities Act of 1933 as amended.

Expenses related to the offering was $45,654 in 1999.

NOTE 7 - RELATED PARTIES TRANSACTIONS

The Company leases facilities from an officer/stockholder on a month-to-month basis. The lease requires monthly payments of $2,697, including utilities and maintenance.

Subsidiary, On-Line Bedding leases its office facilities for $898 per month. The lease expires September 2001.

As of March 31, 1999, the minimum commitments under these leases are as follows:

              December 31,                      Amount
              ------------                      ------
                 1999                          $ 7,889
                 2000                           10,872
                 2001                            8,370
                                               -------
                 Total                         $27,131
                                               =======

Rent expense for three months ended March 31, 1999 and 1998 was $5,149 and $9,038, respectively.

NOTE 7 - YEAR 2000

The Company believes that it has identified each of its computer systems that will require modifications to enable it to perform satisfactorily on and after January 1, 2000. The financial impact of making such modifications to the Company's systems is not expected to be material to the Company's financial position or results of operations. In addition, the Company is currently corresponding with vendors that provide products and systems to the Company in order to determine if such products and systems will be required to be upgraded or replaced. Although management believes the Company has an adequate program in place to address the year 2000 issue, the costs of upgrades to, or replacements of, its purchased products or systems has not been determined and there can be no assurance that the program will ultimately be successful.

To the Board of Directors and Shareholders
Circle Group Internet, Inc. and Subsidiaries
Mundelein, Illinois


I have prepared the pro forma condensed consolidated balance sheet of Circle Group Internet, Inc. (an Illinois corporation) and its subsidiaries, Hos-Pillow Corporation and PPI Capital Corp. as of December 31, 1998, and the related condensed statement of pro forma income for the year then ended.

A compilation is limited to presenting in the form of pro forma financial statements information that is the representation of management and does not include evaluation of the support for the assumptions underlying the pro forma transactions. I have not examined the accompanying pro forma financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

The pro forma condensed consolidated financial statements may not be indicative of the actual results of the acquisitions. The accompanying condensed consolidated pro forma financial statements should be read in connection with the historical financial statements of the Company and its subsidiaries.



/s/ Harold Y. Spector
------------------------
Pasadena, California
June 30, 1999

                  CIRCLE GROUP INTERNET, INC. AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                   (Unaudited)
                                December 31, 1998


ASSETS
------
                             "CGI"         "HOS"       "PPI"    Adjustments     Pro Forma
                           ----------    --------    --------   -----------    ----------
Cash                       $1,031,532    $ 36,761    $      0   (20,000) (2)   $1,048,293

Accounts Receivable                 0      40,051           0                      40,051

Inventory                           0      46,328           0                      46,328
                           ----------    --------    --------                   ---------

Total Current Assets        1,031,352     123,140           0                   1,134,672

Property & Equipment, net      25,904           0           0                      25,904

Cost in Excess of Net
 Assets Acquired                                                 20,000  (2)       20,000

Other                               0         770           0                         770
                           ----------    --------    --------                   ---------

TOTAL                      $1,031,352    $123,910    $      0                  $1,181,346
                           ==========    ========    ========                   =========

  LIABILITIES AND
  ---------------
STOCKHOLDERS' EQUITY
--------------------

Accounts Payable &
 Accrued Expenses          $    7,500    $121,100    $      0                  $  128,600

Income Tax Payable              4,095       1,856           0                       5,951
                           ----------    --------    --------                   ---------

Total Current Liabilities      11,595     122,956           0                     134,551

Deferred Income Tax             3,225           0           0                       3,225
                           ----------    --------    --------                   ---------

Total Liabilities              14,820     122,956           0                     137,776

Stockholders' Equity        1,042,616         954           0            (1)    1,043,570
                                                                         (2)
Minority Interest                   0           0           0            (2)            0
                           ----------    --------    --------                   ---------

TOTAL                      $1,057,436    $123,910    $      0                  $1,181,346
                           ==========    ========    ========                   =========




                  See Notes to Pro Forma Consolidated Financial
                             Statements (Unaudited)

                  CIRCLE GROUP INTERNET, INC. AND SUBSIDIARIES
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                   (Unaudited)
                          Year Ended December 31, 1998


                              "CGI"       "HOS"       "PPI"    Adjustments     Pro Forma
                            --------    --------    --------   -----------    ----------
Sales                       $338,333    $873,713    $      0                  $1,212,046

Cost of Sales                      0     649,596           0                     649,596
                            --------    --------    --------                   ---------

Gross Profit                 338,333     224,117           0                     562,450

Operating Expenses           306,307      81,033       1,400     1,333  (3)      390,073
                            --------    --------    --------                   ---------

Income (Loss) from
 Operations                   32,026     143,084      (1,400)                    172,337

Other Income (Expenses)        1,443     (18,248)          0                     (16,805)
                            --------    --------    --------                   ---------

Income (Loss) Before Taxes    33,469     124,836      (1,400)                    155,572

Provision for Income Taxes     7,139       1,856           0    42,545  (4)       51,540

Minority Interest in
  PPI Capital Corp.                0           0           0       280  (5)          280
                            --------    --------    --------                   ---------

Net Income (Loss)           $ 26,330    $122,980   ($  1,400)                 $  104,312
                            ========    ========    ========                   =========

Earnings per share          $0.007                                             $0.028
                            ======                                             ======

Weighted Average Shares
 of Outstanding             3,516,164                                          3,716,164
                            =========                                          =========


                  See Notes to Pro Forma Consolidated Financial
                             Statements (Unaudited)

                  CIRCLE GROUP INTERNET, INC. AND SUBSIDIARIES
                    NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (Unaudited)


NOTE 1 - ACQUISITION OF BUSINESS

On January 2, 1999, Circle Group Internet, Inc. ("the Company" or "CGI") acquired all the issued and outstanding shares of common stock of Hos-Pillow Corporation ("HOS", an Illinois S-corporation) in exchange for 200,000 shares of the Company's common stock, which will be issued before year end of 1999. The acquisition will be accounted for as a purchase, with the assets acquired and liabilities assumed recorded at book values, and the results of HOS's operations included in the Company's consolidated financial statements from the date of acquisition. In connection with the acquisition, HOS elects to terminate its S-corporation status in 1999.

On February 1, 1999, the Company acquired 3,200,000 shares of the common stock, or 80% of the issued and outstanding capital stock of PPI Capital Corp. ("PPI", FKA Pain Prevention, Inc., an Illinois corporation in the development stage) for a cash purchase price of $20,000. The acquisition will be accounted for as a purchase, with the assets acquired and liabilities assumed recorded at book values, and the results of PPI's operations included in the Company's consolidated financial statements from the date of acquisition. In connection with the acquisition, PPI changed its fiscal year ending date from October 31st to December 31st.

The accompanying condensed consolidated financial statements illustrate the effect of the acquisitions ("Pro Forma") on the Company's financial position and results of operations. The condensed consolidated balance sheet as of December 31, 1998 is based on the historical balance sheets of the Company, "HOS" and "PPI" as of that date and assumes the acquisitions took place on that date. The condensed consolidated statements of income for the year ended December 31, 1998 are based on the historical statements of income of the Company, "HOS" and "PPI" for that period. The pro forma condensed consolidated statements of income assume the acquisitions took place on January 1, 1998.


NOTE 2 - The pro forma adjustments to the condensed consolidated balance sheet are as follows:

(1) To reflect the acquisition of Hos-Pillow Corporation ("HOS") on the basis of the book value of the assets acquired and liabilities assumed:

            Issuance 200,000 shares of CGI's stock      $    954
            Eliminate stockholders' equity of HOS           (954)
                                                        --------
            Cost in excess of net assets acquired       $      0
                                                        ========

                  CIRCLE GROUP INTERNET, INC. AND SUBSIDIARIES
                    NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (Unaudited)


NOTE 2 - The pro forma adjustments to the condensed consolidated balance sheet are as follows: (Continued)

(2) To reflect the acquisition of PPI Capital Corp. ("PPI") on the basis of the book value of the assets acquired and liabilities assumed:

         Total purchase price in cash                $ 20,000
         Less: 80% of PPI's stockholders equity             0
                                                     --------

         Cost in excess of net assets acquired       $ 20,000
                                                     ========

NOTE 3 - The pro forma adjustments to the condensed consolidated statements of income are as follows:

(3)  Adjustment to Operating Expenses: Amortization
     of excess cost over book value of net assets
     acquired over 15 years                          $  1,333
                                                     ========

(4) To adjust tax expense to reflect the income tax effect at the Company's effective tax rate of the pro forma adjustments to income before income taxes after consideration of the following:

     (a) Nondeductibility of the amortization of the cost in excess of net assets acquired.

     (b)  HOS was a C-corporation in 1998.

     (c)  PPI's fiscal year ended on December 31st.

(5)  To reflect minority interest of PPI Capital Corp. as of December 31, 1998:

             Net Loss $1,400 * 20% minority interest = $280

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of Circle Group Internet, Inc.

I have audited the accompanying balance sheet of Circle Group Internet, Inc. (an Illinois corporation) as of December 31, 1998 and 1997, and the related statements of income, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted this audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provided a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Circle Group Internet, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

Operations commenced January 1, 1997.




/s/ Harold Y. Spector
---------------------------
Pasadena, CA
March 8, 1999

                          CIRCLE GROUP INTERNET, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1998 and 1997


                                     ASSETS

                                               1998            1997
                                            -----------     ----------
                                                            (Restated)
Current Assets
  Cash                                      $1,031,532      $  36,993
                                            -----------     ----------

  Total Current Assets                       1,031,532         36,993
                                            -----------     ----------

Fixed Assets
  Computer Equipment                            47,463         33,643
  Office Equipment                               5,366          5,256
  Office Furnishings                             8,363          8,323
                                            -----------     ----------
                                                61,192         47,222
  Less: Accumulated Depreciation               (35,288)       (23,544)
                                            -----------     ----------

  Total Fixed Assets                            25,904         23,678
                                            -----------     ----------

TOTAL ASSETS                                $1,057,436      $  60,671
                                            ===========     ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                               1998            1997
                                            -----------     ----------
                                                            (Restated)
Current Liabilities
  Accounts Payable                          $    7,500      $   2,500
  Income Taxes Payable                           4,095          5,887
  Note Payable to Stockholder                        0         16,403
                                            -----------     ----------

  Total Current Liabilities                     11,595         24,790
                                            -----------     ----------
Long-Term Liabilities
  Deferred Income Taxes                          3,225            380
                                            -----------     ----------

  Total Liabilities                             14,820         25,170
                                            -----------     ----------

Stockholders' Equity
  Common Stock, $.0001 par value; 50,000,000
   shares authorized; 3,675,670 shares
   issued and outstanding in 1998, 3,500,000
   shares in 1997                                  367            350
  Paid-in Capital                              992,483         11,150
  Retained Earnings                             49,766         24,001
                                            -----------     ----------

  Total Stockholders' Equity                 1,042,616         35,501
                                            -----------     ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $1,057,436      $  60,671
                                            ===========     ==========


                   See auditor's report and accompanying notes

                           CIRCLE GROUP INTERNET, INC.
                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                   FOR YEARS ENDED DECEMBER 31, 1998 and 1997


                                                1998           1997
                                             ----------     ----------
                                                            (Restated)

Sales                                        $ 338,333      $ 282,362
                                             ----------     ----------

Cost and Expenses:
  Selling Expenses - Schedule A                108,047        118,621
  Administrative Expenses - Schedule B         198,260        128,896

  Total Cost and Expenses                      306,307        247,517
                                             ----------     ----------

Income from Operations                          32,026         34,845
                                             ----------     ----------
Other Income (Expenses)
  Interest Income                                1,732              0
  Interest Expense                                   0         (4,577)
  Penalties and Late Charge                       (289)             0
                                             ----------     ----------

  Total Other Income (Expenses)                  1,443         (4,577)
                                             ----------     ----------

Income before Taxes                             33,469         30,268

Provision for Income Taxes                       7,139          6,267
                                             ----------     ----------

Net Income                                      26,330         24,001

Retained Earnings
  Beginning Balance                             24,001              0
  Prior year adjustment                           (565)             0
                                             ----------     ----------

  Ending Balance                             $  49,766      $  24,001
                                             ==========     ==========

Net Income per share                         $0.007         $0.007
                                             ======         ======

Weighted average shares outstanding          3,516,164      3,500,000
                                             =========      =========

                   See auditor's report and accompanying notes

                           CIRCLE GROUP INTERNET, INC.
                                SELLING EXPENSES
                   FOR YEARS ENDED DECEMBER 31, 1998 and 1997


                                                     Schedule A
                                                1998           1997
                                             ----------     ----------
SELLING EXPENSES                                            (Restated)
  Commissions                                $    4,269     $   59,944
  Entertainment                                      20              0
  Internet Connections                            5,568          8,123
  Mailings                                        4,998          3,829
  Outside Consultants                                 0          3,999
  Printing                                       14,759              0
  Research and Development                        1,356          6,844
  Service Fees                                        0          3,368
  Software                                       42,687          7,684
  Sub-Contractor Fees                            28,162         24,830
  Travel                                          6,228          6,228
                                             ----------     ----------

  Total Selling Expenses                     $  108,047     $  118,621
                                             ==========     ==========


                   See auditor's report and accompanying notes

                           CIRCLE GROUP INTERNET, INC.
                             ADMINISTRATIVE EXPENSES
                   FOR YEARS ENDED DECEMBER 31, 1998 and 1997


                                                    Schedule A
                                                1998           1997
                                             ----------     ----------
ADMINISTRATIVE EXPENSES                                     (Restated)
  Accounting                                 $   24,029     $    7,376
  Advertising                                       662              0
  Bank Charges                                    1,800              0
  Charitable Contributions                            0             73
  Depreciation                                   11,744         23,544
  Dues and Subscriptions                            125              0
  Equipment Rental                                  300              0
  Insurance                                       7,080          5,227
  Legal                                          43,005          6,169
  Maintenance                                     4,395          9,146
  Miscellaneous                                       0          8,687
  Office Supplies                                22,727         17,720
  Outside Services                                  740              0
  Rent                                           25,456         32,364
  Security                                            0            576
  Stocks Fees & Promotion                        19,939              0
  Telephone                                      17,237         18,014
  Utilities                                       5,324              0
  Vehicle                                        13,697              0
                                             ----------     ----------

  Total Administrative Expenses              $  198,260     $  128,896
                                             ==========     ==========


                   See auditor's report and accompanying notes

                           CIRCLE GROUP INTERNET, INC.
                        STATEMENT OF STOCKHOLDERS' EQUITY
                   FOR YEARS ENDED DECEMBER 31, 1998 and 1997


                          Common Stock      Paid-in     Retained
                       Shares      Amount   Capital     Earnings         Total
                       -------------------------------------------------------
Balance at 12/31/96            0  $    0    $      0    $      0   $         0

Issuance of stocks     3,500,000     350      11,150                    11,500

Net Income                                                24,001        24,001
                       -------------------------------------------------------

Balance at 12/31/97    3,500,000  $  350    $ 11,150    $ 24,001    $   35,501

Prior year adjustment                                       (565)         (565)
                       -------------------------------------------------------

Adjusted Balance       3,500,000  $  350    $ 11,150    $ 23,436    $   34,936

Issuance of stocks       175,670      17     981,333                   981,350

Net Income                                                26,330        26,330
                       -------------------------------------------------------

Balance at 12/31/98    3,675,670  $  367    $992,483    $ 49,766    $1,042,616
                       =======================================================


                   See auditor's report and accompanying notes

                           CIRCLE GROUP INTERNET, INC.
                             STATEMENT OF CASH FLOWS
                   FOR Years ENDED DECEMBER 31, 1998 and 1997


                                                1998           1997
                                             -----------    ----------
                                                            (Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                 $   26,330     $  24,001
  Adjustments to reconcile net income to net
   cash provided by operating activities:
   Depreciation                                  11,744        23,544
   Prior year adjustment                           (565)            -
   Increase (Decrease) in:
     Accounts Payable                             5,000         2,500
     Income Taxes Payable                        (1,792)        5,887
     Deferred Income Taxes                        2,845           380
                                             -----------    ----------

Net cash provided by operating activities        43,562        56,312
                                             -----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of Property and Equipment            (13,970)       (9,783)
                                             -----------    ----------

Net cash (used) by investing activities         (13,970)       (9,783)
                                             -----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Payment to Officer's Loans                    (16,403)      (21,036)
  Issuance of Common Stocks                     981,350        11,500
                                             -----------    ----------

Net cash provided (used) by financing
 activities                                     964,947        (9,536)
                                             -----------    ----------

NET INCREASE IN CASH                            994,539        36,993

CASH BALANCE AT BEGINNING OF YEAR                36,993             0
                                             -----------    ----------

CASH BALANCE AT END OF YEAR                  $1,031,532     $  36,993
                                             ===========    ==========


SUPPLEMENTARY CASH FLOW INFORMATION
  Cash paid for interest                     $        0     $   4,757
                                             ==========     =========
  Cash paid for income taxes                 $    6,375     $       0
                                             ==========     =========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
  Property and equipment purchased from officer's Loans
   in 1997                                                  $  37,439
                                                            =========


                   See auditor's report and accompanying notes

                           CIRCLE GROUP INTERNET, INC.
                          NOTES TO FINANCIAL STATEMENTS
                   FOR YEARS ENDED DECEMBER 31, 1998 and 1997


NOTE 1 - GENERAL

Circle Group Internet, Inc. (the "Company") was organized under the laws of the state of Illinois on May 5, 1994. The Company had no activities and operations until 1997.

The Company is engaged in the development and sales of Internet business marketing tools.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company uses the accrual basis of accounting for financial reporting, in accordance with generally accepted accounting principles.

Use of Estimate

In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from these estimates.

Revenue Recognition

Revenue from sales is recognized when services are performed.

Fixed Assets

Fixed assets are stated at cost. Depreciation is calculated on the accelerated method over the estimated useful lives of the assets. Management also elected to expense the fixed assets under Section 179 of the Internal Revenue Code.

Total depreciation expense for years ended December 31, 1998 and 1997 was $11,744 and $23,544.

Research and Development

Research and development expenditures are charged to expense as incurred.

                           CIRCLE GROUP INTERNET, INC.
                          NOTES TO FINANCIAL STATEMENTS
                   FOR YEARS ENDED DECEMBER 31, 1998 and 1997


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

The Company accounts income taxes in accordance with Financial Accounting Standards Board Statement No. 109.

Statement of Cash Flows

The Company prepares its statement of cash flows using the indirect method as defined under Financial Accounting Standards Board Statement No. 95. For purpose of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Reclassification

Certain reclassification have been made to the 1997 financial statements to conform with the 1998 financial statement presentation. Such reclassification had no effect on net income as previously reported.

NOTE 3 - PRIOR YEAR ADJUSTMENT

An understatement of 1997 reported penalties and late charge was discovered during 1998. Correction of this error resulted in a decrease of previously reported Retained Earnings for year ended December 31, 1997 amounting to $565. This error has no effect on year of 1997.

NOTE 4 - PROVISION FOR INCOME TAXES

The components of income tax expense as of December 31, 1998 and 1997 were as follows:
                                            1998           1997
                                          --------       --------
      Current                             $  4,294       $  5,887
      Deferred                               2,845            380
                                          --------       --------

      Total                               $  7,139       $  6,267
                                          ========       ========

Temporary differences giving rise to the deferred tax consist primarily of the excess depreciation for tax purposes over the amount for financial reporting purposes.

                           CIRCLE GROUP INTERNET, INC.
                          NOTES TO FINANCIAL STATEMENTS
                   FOR YEARS ENDED DECEMBER 31, 1998 and 1997


NOTE 5 - REGULATION A OFFERING

The Company conducted an offering pursuant to Regulation A of the Securities Act of 1933 as amended, and sold 175,670 shares of common stock, for $5.00 per share in 1998. Total proceeds received related to the offering were $981,350. Expenses related to the offering were $19,939.

NOTE 6 - RELATED PARTIES TRANSACTIONS

Note Payable to Stockholder

A note payable to an officer/stockholder was established to purchase various property and equipment during the years. The note bears interest at 18% per annum and is unsecured. Loan payments are made through the monthly payment to the officer's various credit cards. The outstanding balance of the note as of December 31, 1998 and 1997 was $0 and $16,403, respectively. Total interest paid in 1997 was $4,577. None in 1998.

Sub-Contractor Fees

During 1997, an officer/stockholder received $12,903 for his consulting fees, which was recorded in Sub-contractor Fees account. None was paid in 1998.

Executives and Directors Compensation

The services rendered by the officers and directors of the Company were immaterial. No compensation was accrued in 1998 and 1997 nor prior years.

Lease Commitments

The Company leases facilities from an officer/stockholder on a month-to-month basis. The lease requires monthly payments of $2,697, including utilities and maintenance.

Rent expense incurred under this lease for years ended December 31, 1998 and 1997 was $25,456 and $32,364, respectively.

                           CIRCLE GROUP INTERNET, INC.
                          NOTES TO FINANCIAL STATEMENTS
                   FOR YEARS ENDED DECEMBER 31, 1998 and 1997


NOTE 7 - YEAR 2000

The Company believes that it has identified each of its computer systems that will require modifications to enable it to perform satisfactorily on and after January 1, 2000. The financial impact of making such modifications to the Company's systems is not expected to be material to the Company's financial position or results of operations. In addition, the Company is currently corresponding with vendors that provide products and systems to the Company in order to determine if such products and systems will be required to be upgraded or replaced. Although management believes the Company has an adequate program in place to address the year 2000 issue, the costs of upgrades to, or replacements of, its purchased products or systems has not been determined and there can be no assurance that the program will ultimately be successful.


NOTE 8 - SUBSEQUENT EVENT

The Regulation A offering in Note 5 was completed in 1999. Total proceeds received in 1999 related to the offering were $1,518,650. The offering of 500,000 shares was fully subscribed and proceeds in the aggregate of $2,500,000 was received.

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and stockholders of Hos-Pillow Corporation

I have audited the accompanying balance sheets of Hos-Pillow Corporation (an Illinois S-corporation), as of December 31, 1998 and 1997, and the related statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits have a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial positions of Hos-Pillow Corporation as of December 31, 1998 and 1997, and the results of its operation and its cash flows for the years then ended, in conformity with generally accepted accounting principles.




/s/ Harold Y. Spector
---------------------
Pasadena, CA
June 4, 1999

                             HOS-PILLOW CORPORATION
                                 BALANCE SHEETS
                           DECEMBER 31, 1998 and 1997


                                     ASSETS
                                             1998             1997
                                          ----------     -------------
                                                         (As Restated)
Current Assets
  Cash and Cash Equivalents               $   36,761      $   51,098
  Accounts Receivable                         40,051          70,775
  Inventories                                 46,328          41,437
                                          -----------     -----------

    Total Current Assets                     123,140         163,310
                                          -----------     -----------

Property and Equipment
  Office Furniture and Equipment              24,209          21,201
  Automobiles                                      -          75,816
                                          -----------     -----------
                                              24,209          97,017
  Less: Accumulated Depreciation             (24,209)        (21,863)
                                          -----------     -----------

    Total Property and Equipment                   0          75,154
                                          -----------     -----------

Other Assets
  Deposits                                       770             770
                                          -----------     -----------

    Total Other Assets                           770             770
                                          -----------     -----------

TOTAL ASSETS                              $  123,910      $  239,234
                                          ===========     ===========


             See accompanying notes and independent auditor's report

                             HOS-PILLOW CORPORATION
                                 BALANCE SHEETS
                           DECEMBER 31, 1998 and 1997


                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                             1998            1997
                                          ----------     -------------
                                                         (As Restated)
Current Liabilities
  Accounts Payable                        $  118,761      $   81,568
  Accrued Expenses                             4,195           3,808
  Note Payable - Officer                           -             175
                                          -----------     -----------

    Total Current Liabilities                122,956          85,551
                                          -----------     -----------

Long-Term Liabilities                              0               0
                                          -----------     -----------

    Total Liabilities                        122,956          85,551
                                          -----------     -----------

Stockholders' Equity
  Common Stock, no par value; 1000 shares
   authorized; 100 shares issued and
   outstanding                                 1,000           1,000
  Retained Earnings                              (46)        152,683
                                          -----------     -----------

    Total Stockholders' Equity                   954         153,683
                                          -----------     -----------

TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY                                   $  123,910      $  239,234
                                          ===========     ===========


             See accompanying notes and independent auditor's report

                             HOS-PILLOW CORPORATION
                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                   FOR YEARS ENDED DECEMBER 31, 1998 and 1997


                                             1998            1997
                                          -----------     -----------
                                                         (As Restated)
SALES                                     $  873,713      $1,028,719

COST OF SALES - SCHEDULE A                   649,596         828,046
                                          -----------     -----------

GROSS PROFIT                                 224,117         200,673

OPERATING EXPENSES - SCHEDULE B               76,647          85,125
                                          -----------     -----------

INCOME (LOSS) FROM OPERATIONS                147,470         115,548
                                          -----------     -----------

OTHER INCOME (EXPENSES)
  Dividend Income                              2,716           3,195
  Depreciation                                (4,386)         (2,072)
  Interest Expense                                 -             (38)
  Officer's Salaries                         (14,500)        (13,500)
  Loss on Disposal of Assets                  (6,464)              -
                                          -----------     -----------

    Total Other Income (Expenses)            (22,634)        (12,415)
                                          -----------     -----------

NET INCOME (LOSS) BEFORE TAXES               124,836         103,133

PROVISION FOR INCOME TAXES                     1,856           1,426
                                          -----------     -----------

NET INCOME (LOSS)                            122,980         101,707

RETAINED EARNINGS
  Beginning Balance                          152,683         123,151
  Prior Period Adjustment                          -            (142)
  Less: Distributions                       (275,709)        (72,033)
                                          -----------     -----------

  Ending Balance                          $      (46)     $  152,683
                                          ===========     ===========


             See accompanying notes and independent auditor's report

                             HOS-PILLOW CORPORATION
                                  COST OF SALES
                   FOR YEARS ENDED DECEMBER 31, 1998 and 1997


                                                         SCHEDULE A
                                             1998             1997
                                          ----------     -------------
                                                         (As Restated)
COST OF SALES
  Beginning Inventory                     $   41,437      $  46,854
  Purchases                                  639,724        795,010
  Freight & Shipping                          14,763         27,619
                                          -----------     ----------
                                             695,924
  Less: Ending Inventory                     (46,328)       (41,437)
                                          -----------     ----------

    Total Cost of Sales                   $  649,596      $ 828,046
                                          ===========     ==========


             See accompanying notes and independent auditor's report

                             HOS-PILLOW CORPORATION
                               OPERATING EXPENSES
                   FOR YEARS ENDED DECEMBER 31, 1998 and 1997


                                                         SCHEDULE B
                                             1998            1997
                                          ----------     -------------
                                                         (As Restated)
OPERATING EXPENSES
  Accounting                              $    4,650      $   4,850
  Automobile                                     213            456
  Bank Charge                                    865            589
  Dues and Subscriptions                          35            166
  Insurance                                    1,143          2,483
  Legal                                            -          1,826
  Miscellaneous                                   60            575
  Office Supplies                              3,500          3,174
  Postage                                      2,081          2,322
  Rent                                         9,179         10,700
  Salaries and Wages                          37,737         37,657
  Taxes/Franchise                                 50             50
  Taxes/Payroll                                7,090          6,223
  Telephone                                    5,345          6,745
  Travel                                       3,022          5,596
  Utilities                                    1,677          1,713
                                          -----------     ----------

    Total Operating Expenses              $   76,647      $  85,125
                                          ===========     ==========


             See accompanying notes and independent auditor's report

                             HOS-PILLOW CORPORATION
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                   FOR YEARS ENDED DECEMBER 31, 1998 and 1997


                                 Common Stock       Retained
                              Shares     Amount     Earnings       Total
                              ---------------------------------------------
Balance at December 31, 1996     100     $1,000    $ 123,151     $ 124,151

Prior Period Adjustment                                 (142)         (142)
                              ---------------------------------------------

Adjusted Balance at 12/31/96     100     $1,000    $ 123,009     $ 124,009

Net Income (As Restated)                             101,707       101,707

Shareholders' Distributions                          (72,033)      (72,033)
                              ---------------------------------------------

Balance at December 31, 1997     100     $1,000    $ 152,683     $ 153,683

Net Income                                           122,980       122,980

Shareholders' Distributions                         (275,709)     (243,458)
                              ---------------------------------------------

Balance at December 31, 1998     100     $1,000    $     (46)    $     954
                              =============================================


             See accompanying notes and independent auditor's report

                             HOS-PILLOW CORPORATION
                             STATEMENT OF CASH FLOWS
                   FOR YEARS ENDED DECEMBER 31, 1998 and 1997


                                              1998           1997
                                           ----------     ----------
                                                         (As Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                               $ 122,980      $ 101,707
  Adjustments to reconcile net income to
   net cash provided by operating
   activities
    Depreciation                               4,386          2,072
    Loss on Disposal of Assets                 6,464              -
   (Increase) Decrease in:
      Accounts Receivable                     30,724         30,361
      Inventories                             (4,891)         5,417
   Increase (Decrease) in:
      Accounts Payable                        37,193        (68,713)
      Accrued Expenses                           387            940
                                           ----------     ----------

NET CASH PROVIDED BY OPERATING ACTIVITIES    197,243         71,784
                                           ----------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of Equipment                       (3,008)       (14,392)
                                           ----------     ----------

NET CASH (USED) BY INVESTING ACTIVITIES       (3,008)       (14,392)
                                           ----------     ----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Payment to Officers' Loan                     (175)             -
  Distributions to Shareholders             (208,397)       (72,033)
                                           ----------     ----------

NET CASH (USED) BY FINANCING ACTIVITIES     (208,572)       (72,033)
                                           ----------     ----------

NET INCREASE (DECREASE) IN CASH              (14,337)       (14,641)

BEGINNING OF YEAR                             51,098         65,739
                                           ----------     ----------

END OF YEAR                                $  36,761      $  51,098
                                           ==========     ==========

SUPPLEMENTAL DISCLOSURES:
  Cash Paid During the Year for:
     Interest                              $       0      $      38
                                           ==========     ==========

     Income Tax                            $   1,532      $     882
                                           ==========     ==========

  Noncash investing and financing activities:
     A shareholder's draw of $67,312 is accrued for a disposal of an automobile:


         Net book value of Automobile                      $  73,776
         Loss on Disposal of Assets                           (6,464)
                                                           ----------
                                                           $  67,312
                                                           ==========


             See accompanying notes and independent auditor's report

                             HOS-PILLOW CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                   FOR YEARS ENDED DECEMBER 31, 1998 and 1997


NOTE 1 - GENERAL

Hos-Pillow Corporation ("the Company") was formed under the laws of Illinois on January 23, 1981.

Hos-Pillow Corporation is engaged in sales of blankets and pillows to airlines and railroad transportation companies.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company uses the accrual basis of accounting in accordance with generally accepted accounting principles.

Use of estimates

The preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue, and expenses. Actual results may differ from these estimates.

Cash Equivalents

The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

The Company prepares its statements of cash flows using the indirect method as defined under Financial Accounting Standards Board Statement No. 95.

Accounts Receivable

The Company has not established an allowance for doubtful accounts and does not use reserve method for recognizing bad debts. Bad debts are treated as direct write-offs in the period management determines that collection is not probable. There was no bad debt expense neither in 1998 nor 1997.

Inventories

Costs incurred for materials, technology and shipping are capitalized as inventories and charged to cost of sales when revenue is recognized. Inventories consist of finished goods and are stated at the lower of cost or market, using the first-in, first-out method.

                             HOS-PILLOW CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                   FOR YEARS ENDED DECEMBER 31, 1998 and 1997


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment

Property and Equipment are valued at cost. Maintenance and repair costs are charged to expenses as incurred. Depreciation is computed on the accelerated method based on the estimated useful lives of the assets. Management also elected to expense the fixed assets under Section 179 of the Internal Revenue Code. Depreciation expense in 1998 and 1997 was $4,386 and $2,072, respectively.

Income Taxes

The Company is taxed as an S corporation under the Internal Revenue Code and applicable state statutes. Under an S Corporation election, the income of the Corporation flows through to the stockholders to be taxed at the individual level rather than the corporate level. Accordingly, no provision or liability for federal income taxes has been included in the financial statements. State income taxes are provided based on statutory rates.

NOTE 3 - NOTE PAYABLE - OFFICER

As of December 31, 1997, the Company had a note payable to an officer in the amount of $175. The note was paid in full in 1998. Interest charged to the note was $0 and $38 for years ended December 31, 1998 and 1997, respectively.

NOTE 4 - DISTRIBUTIONS

The Company distributed all of its retained earnings to the shareholders at the end of each year. Total distributions in 1998 and 1997 was $243,458 and $72,033, respectively.

NOTE 5 - RELATED PARTY TRANSACTIONS

The Company sold its automobile (in which the Company had 25% interest) to a shareholder for $41,800. The Company included the payment as a Distribution. This transaction resulted in a net loss of $6,464.

                             HOS-PILLOW CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                   FOR YEARS ENDED DECEMBER 31, 1998 and 1997


NOTE 6 - PRIOR YEARS' ADJUSTMENT

Certain errors, resulting in both the overstatement and understatement of assets, stockholders' equity and expenses of the prior year were corrected in this year. These errors had no effects on 1998. The changes to retained earnings as of December 31, 1997 and the related statement of income for the year then ended are summarized as follows:

                                                 Retained      Net
                                                 Earnings     Income
                                                 --------    --------
As previously reported, December 31, 1997        $152,857    $101,739
Adjustments:
  Understatement of Accumulated Depreciation         (142)          -
  Understatement of state income taxes                (32)        (32)
                                                 --------    --------
As restated and adjusted, December 31, 1997      $152,683    $101,707
                                                 ========    ========

NOTE 7 - LEASE COMMITMENTS

The Company leases its office facilities for $898 per month. The lease expires September 2001. Rent expense charged to operations was $9,179 and $10,700 for years ended December 31, 1998 and 1997, respectively.

As of December 31, 1998, the minimum commitments under these leases are as follows:

               Year ended
              December 31,                      Amount
              ------------                     --------
                 1999                          $10,488
                 2000                           10,872
                 2001                            8,370
                                               -------
                 Total                         $29,730
                                               =======

NOTE 8 - YEAR 2000

The Company believes that it has identified each of its computer systems that will require modifications to enable it to perform satisfactorily on and after January 1, 2000. The financial impact of making such modifications to the Company's systems is not expected to be material to the Company's financial position or results of operations. In addition, the Company is currently corresponding with vendors that provide products and systems to the Company in order to determine if such products and systems will be required to be upgraded or replaced. Although management believes the Company has an adequate program in place to address the Year 2000 issue, the costs of upgrades to, or replacements of, its purchased products or systems has not been determined and there can be no assurance that the program will ultimately be successful.

                             HOS-PILLOW CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                   FOR YEARS ENDED DECEMBER 31, 1998 and 1997


NOTE 9 - SUBSEQUENT EVENT

On January 2 1999, the Company entered into an agreement provided that the Company will be acquired by Circle Group Internet, Inc. ("CGI", an Illinois corporation) in a stock for stock transaction. CGI will acquire all of the issued and outstanding shares of the Company in exchange for 200,000 common shares of CGI. This transaction will be accounted for as a purchase.

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with this offering, and any information or representations not contained herein must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities to which it relates, or any offer to or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any offer or sale make hereunder shall, under any circumstances, create an implication that information contained herein is correct at any time subsequent to the date hereof.

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------

Prospectus Summary ................................
Summary Financial Data ............................
Risk Factors ......................................
Use of Proceeds ...................................
Capitalization ....................................
Management's Discussion and
Analysis of Financial Condition
and Results of Operations .........................
Business...........................................
Management ........................................
Indemnification of Officers and
Directors..........................................
Certain Relationships and
Related Transactions...............................
Principal Shareholders ............................
Market For Our Securities .........................
Selling Security Holders ..........................
Plan of Distribution ..............................
Description of Securities .........................
Legal Matters .....................................
Experts  ..........................................
Index to Financial Statements .....................


                                1,569,200 Shares


                           CIRCLE GROUP INTERNET, INC.


                               ____________, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

         The Articles of Incorporation of Circle Group Internet, Inc. (the "Company") provide indemnification of directors and officers and other corporate agents to the fullest extent permitted pursuant to the laws of Illinois. The Articles of Incorporation also limit the personal liability of the Company's directors to the fullest extent permitted by the Illinois Business Corporation Act contains provisions entitling our directors and officers to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of Circle Group Internet, provided said officers or directors acted in good faith.

         Insofar as indemnification or liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses to be incurred in connection with the issuance and resale of the securities offered hereby. The Company is responsible for the payment of all expenses set forth below.


         Registration fee                                           $  4,363
         Application fee for the Nasdaq Stock Market, Inc.            75,625
         Blue Sky filing fees and expenses                                 0
         Printing and engraving expenses                               8,000
         Legal fees and expenses                                      50,000
         Accounting fees and expenses                                 29,000
         Miscellaneous                                                 1,000
                                                                    --------
             Total                                                  $167,988
                                                                    ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         Between June 1998 and January 1999, we sold an aggregate of 1,000,000 shares of our Common Stock in an offering exempt from registration under the Securities Act pursuant to Regulation A thereof. The offering, which was a self-underwritten direct public offering conducted by us via the Internet, resulted in gross proceeds to us of $2,500,000. We paid no underwriting fees, discounts or commissions in connection therewith.

         In March 1999 we issued warrants to purchase an aggregate of 103,590 shares of our Common Stock, exercisable at $2.50 per share, which are exercisable until March 2002, to consultants who rendered various services to us.

         Between March 1 and March 15, 1999, we sold 129,800 shares of Common Stock to accredited investors who had preexisting relationships with us in a private placement exempt from registration in reliance on Section 4(2) and Rule 506, Regulation D, of the Securities Act, resulting in gross proceeds to us of $324,500. We paid no underwriting fees, discounts or commissions in connection therewith.

         On April 1, 1999; May 1, 1999; June 1, 1999 and July 1, 1999, we issued an aggregate of 4,000 shares of Common Stock to EBS Public Relations, Inc. for public relations services rendered to us under an agreement dated March 4, 1999. EBS had access to, or was otherwise provided with, information, including financial, concerning our company. Accordingly, the issuance of the shares of Common Stock were exempt from registration pursuant to Section 4(2) of the Securities Act.

         On April 1, 1999; May 1, 1999; June 1, 1999 and July 1, 1999, we issued 200 shares of Common Stock to Ms. Mary Lytle for tutoring services rendered in connection with the testing of our management for certain broker-dealer licenses. Ms. Lytle had access to, or was otherwise provided with, information, including financial, concerning our company. Accordingly, the issuance of the shares of Common Stock were exempt from registration pursuant to Section 4(2) of the Securities Act.

         Between April 1, 1999 and July 22, 1999, we sold 1,319,200 shares of its Common Stock to accredited investors with whom we had pre-existing relationships in a private placement exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 506, Regulation D, of the Securities Act. We received $13,192,000 in gross proceeds in the private placement and paid no underwriting fees, discounts or commissions in connection therewith.

ITEM 27. EXHIBITS.

Exhibit No.                Description of Exhibits

3.1          Articles of Incorporation of Circle Group Internet, Inc.
3.2          Articles of Amendment dated December 8, 1997 to the Articles of
             Incorporation of Circle Group Internet, Inc.
3.3          Articles of Amendment dated December 15, 1997 to the Articles of
             Incorporation of Circle Group Internet, Inc.
3.4          By-Laws of Circle Group Internet, Inc.
4.1          Specimen Common Stock Certificate
5            Opinion of Atlas, Pearlman, Trop & Borkson, P.A.
10.1         Employment Agreement dated January 2, 1999 between Circle Group
             Internet, Inc. and Gregory J. Halpern
10.2         Employment Agreement dated January 2, 1999 between Circle Group
             Internet, Inc. and Dana L. Dabney
10.3         Employment Agreement dated February 1, 1999 between Circle Group
             Internet, Inc. and Frank K. Menon
10.4         Employment Agreement dated May 1, 1999 between Circle Group
             Internet, Inc. and Arthur C. Tanner
10.5         Employment Agreement dated March 1, 1999 between Circle Group
             Internet, Inc. and Erik J. Brown
10.6         Employment Agreement dated June 1, 1999 between Circle Group
             Internet, Inc. and Michael J. Theriault
10.7         1999 Stock Option Plan of Circle Group Internet, Inc.
10.8         Stock Purchase Agreement dated January 2, 1999 between the shareholders of On-Line Bedding Corporation and Circle Group
             Internet, Inc.
10.9         Stock Purchase Agreement dated March 8, 1999 between Circle Group
             Internet, Inc., Internet Broadcasting Company, Inc. and CIG
             Securities, Inc.
10.10        Extension Agreement dated May 25, 1999 between Circle Group
             Internet, Inc., Internet Broadcasting Company and CIG Securities,
             Inc.
10.11        Stock Purchase Agreement dated February 1, 1999 between Gregory
             Halpern and Circle Group Internet, Inc.
21           Subsidiaries of the Registrant
23.1         Consent of Harold Y. Spector, Certified Public Accountant
23.2         Consent of Atlas, Pearlman, Trop & Borkson, P.A. is included in
             Exhibit 5
27*          Financial Data Schedule
99           Letter dated July 14, 1999 to the Securities and Exchange
             Commission requesting no-action regarding CIG Securities, Inc.

* To be filed by amendment.

ITEM 28. UNDERTAKINGS

         (a)      We hereby undertake:

             (1) To file, during any period in which we offer or sell securities, a post-effective amendment to this Registration Statement:


                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


                  (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any additional or changed material information with respect to the plan of distribution.

             (2) For determining any liability under the Securities Act of 1933, as amended, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

             (3) To file a post-effective amendment to remove any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Circle Group Internet, Inc. pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Circle Group Internet, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Mundelein, State of Illinois, on July 22, 1999.


                                                  CIRCLE GROUP INTERNET, INC.
                                                  By: /s/ Gregory J. Halpern
                                                     ---------------------------
                                                  Gregory J. Halpern, Chief
                                                  Executive Officer


         In accordance with the requirements of the Securities Act of 1933, this Amendment to the Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature                                                   Title                           Date
---------                                                   -----                           ----
/s/ Gregory J. Halpern                      Director and Chief Executive Officer        July 22, 1999
-----------------------------
Gregory J. Halpern

/s/ Frank K. Menon                          Director and President                      July 22, 1999
------------------------------
Frank K. Menon

/s/ Dana L. Dabney                          Director, Vice President of                 July 22, 1999
-----------------------------
Dana L. Dabney                              Human Resources

/s/Arthur C. Tanner                         Chief Financial Officer                     July 22, 1999
-------------------------------
Arthur C. Tanner

/s/Michael J. Theriault                     Chief Operating Officer                     July 22, 1999
-------------------------------
Michael J. Theriault

/s/ Edward Halpern                          Director                                    July 22, 1999
-------------------------------
Edward Halpern

                                            Director
-------------------------------
Charles S. Blumenfield

                                            Director
-------------------------------
Doron C. Levitas

The foregoing represents a majority of the Board of Directors

                                INDEX TO EXHIBITS


Exhibit No.                   Description of Exhibits
-----------                   -----------------------

3.1          Articles of Incorporation of Circle Group Internet, Inc.
3.2          Articles of Amendment dated December 8, 1997 to the Articles of
             Incorporation of Circle Group Internet, Inc.
3.3          Articles of Amendment dated December 15, 1997 to the Articles of
             Incorporation of Circle Group Internet, Inc.
3.4          By-Laws of Circle Group Internet, Inc.
4.1          Specimen Common Stock Certificate
5            Opinion of Atlas, Pearlman, Trop & Borkson, P.A.
10.1         Employment Agreement dated January 2, 1999 between Circle Group
             Internet, Inc. and Gregory J. Halpern
10.2         Employment Agreement dated January 2, 1999 between Circle Group
             Internet, Inc. and Dana L. Dabney
10.3         Employment Agreement dated February 1, 1999 between Circle Group
             Internet, Inc. and Frank K. Menon
10.4         Employment Agreement dated May 1, 1999 between Circle Group
             Internet, Inc. and Arthur C. Tanner
10.5         Employment Agreement dated March 1, 1999 between Circle Group
             Internet, Inc. and Erik J. Brown
10.6         Employment Agreement dated June 1, 1999 between Circle Group
             Internet, Inc. and Michael J. Theriault
10.7         1999 Stock Option Plan of Circle Group Internet, Inc.
10.8         Stock Purchase Agreement dated January 2, 1999 between the shareholders of On-Line Bedding Corporation and Circle Group
             Internet, Inc.
10.9         Stock Purchase Agreement dated March 8, 1999 between Circle Group
             Internet, Inc., Internet Broadcasting Company, Inc. and CIG
             Securities, Inc.
10.10        Extension Agreement dated May 25, 1999 between Circle Group
             Internet, Inc., Internet Broadcasting Company and CIG Securities,
             Inc.
10.11        Stock Purchase Agreement dated February 1, 1999 between Gregory
             Halpern and Circle Group Internet, Inc.
21           Subsidiaries of the Registrant
23.1         Consent of Harold Y. Spector, Certified Public Accountant
23.2         Consent of Atlas, Pearlman, Trop & Borkson, P.A. is included in
             Exhibit 5
27*          Financial Data Schedule
99           Letter dated July 14, 1999 to the Securities and Exchange
             Commission requesting no-action regarding CIG Securities, Inc.

* To be filed by amendment.